UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement under Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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PACER INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2008

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Pacer International, Inc., which will be held on Tuesday, May 6, 2008, beginning at 2:00 P.M., Eastern Time. The meeting will be held at the Company’s offices located at 6805 Perimeter Drive in Dublin, Ohio 43016. The purpose of the meeting is to consider and vote upon the proposals explained in the notice of annual meeting and the proxy statement.

This year, we are pleased to be using the new U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a notice instead of a paper copy of this proxy statement and our 2007 Annual Report on Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of our shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2007 Annual Report on Form 10-K and a form of proxy card or voting instruction card. We believe that this new process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, your vote is important. You may vote by proxy over the Internet or by telephone, or, if you requested paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

Michael E. Uremovich
Chief Executive Officer and Chairman of the Board of Directors

2300 Clayton Road, Suite 1200

Concord, California 94520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Pacer International, Inc. will be held at 2:00 P.M., Eastern Time, on Tuesday, May 6, 2008, at the Company’s offices located at 6805 Perimeter Drive, Dublin, Ohio 43016 for the following purposes:

1.	To elect three directors;
2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the independent registered public accounting firm for our 2008 fiscal year; and
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on February 29, 2008, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

Lisa Ormand Taylor
Vice President, Assistant General Counsel and
Corporate Secretary
March 14, 2008

This notice of annual meeting and proxy statement and form of proxy are made available on or about March 14, 2008.

IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to vote your shares. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Information about the Annual Meeting – How to Vote” beginning on page 2 of this proxy statement. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option at any time before the annual meeting.

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are being made available to you over the Internet or paper copies of these materials are being delivered to you by mail as an owner of the common stock, $.01 par value, of Pacer International, Inc., in connection with the solicitation of proxies by the Board of Directors, or the “Board,” for use at Pacer’s 2008 annual meeting of shareholders. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission, or the “SEC,” and that is designed to assist you in voting your shares.

Unless the context requires otherwise, references in this proxy statement to “Pacer,” the “Company,” “we,” “us,” or “our” refer to Pacer International, Inc. and its consolidated subsidiaries, and references to our “2007 fiscal year” refer to our fiscal year ended December 28, 2007.

This year, we are pleased to be using the new SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

In addition, we are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials and some of our shareholders who are living outside of the United States, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials. If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the annual meeting.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2008 annual meeting of shareholders by the proxies named in the proxy materials provided to you. We first mailed our shareholders a notice containing instructions on how to access our 2008 proxy statement and annual report and vote online or by toll-free number on or about March 14, 2008. The notice also provides instruction on how shareholders can request a paper copy of our proxy statement and annual report and enroll in electronic delivery of these documents.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	May 6, 2008

2:00 P.M., Eastern Time

6805 Perimeter Drive

Dublin, Ohio 43016

Items to be Voted Upon	You will be voting on the following matters:

■	The election of three directors;
■	The ratification of the appointment of our independent registered public accounting firm for the 2008 fiscal year; and
■	Such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, February 29, 2008. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 34,695,194 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Access Proxy Materials over the Internet	Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:

■	View our proxy materials for the annual meeting on the Internet; and
■	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at http://www.pacer-international.com/annualmeeting.htm

Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How to obtain a paper copy of the proxy materials	Shareholders receiving a Notice of Internet Availability of Proxy Materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. All shareholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on February 29, 2008, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting. Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

■

By Internet—Shareholders who received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

■

By Telephone—Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-866-540-5760 and following the instructions. Shareholders of record who have received a Notice of Internet Availability of Proxy Materials will need to have the control number that appears on their notice available when voting. Shareholders of record who have received a proxy card by mail will need to have the control number that appears on their proxy card available when voting. Most shareholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on voting instruction card provided by their broker, trustee or nominee. Those shareholders should check the voting instruction card for telephone voting availability.

■

By Mail—Shareholders who have requested and received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

How Votes Are Counted	If you sign, date, mark and return your signed proxy card before the annual meeting or vote online or by telephone, we will vote your shares as you direct. For the election of directors, you have three choices: you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For each other item of business, you may vote “FOR” or “AGAINST” the matter or you may “ABSTAIN” from voting.

If you vote by proxy but do not specify how you want to vote your shares, the persons appointed as proxies will vote your shares:

■	“FOR” the election of all nominees for director identified on pages 5 and 6;
■	“FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and
■	In the discretion of the persons named as proxies on the enclosed proxy card as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Changing Your Vote	You can change your vote or revoke your proxy at any time before the polls close at the annual meeting by:

■	Submitting a new proxy with a later date by signing and returning the new proxy card to the Company before the annual meeting;
■	Voting again over the Internet or by telephone before 11 p.m., Eastern Standard Time, on May 5, 2008;
■	Attending the annual meeting and voting in person; or
■	Sending written notice of revocation addressed to our Corporate Secretary.

Quorum	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of Pacer’s common stock.

Votes Required	Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

The ratification of the appointment of the independent registered public accounting firm will be approved if the votes cast at a meeting at which a quorum is present favoring the ratification exceed the votes cast opposing it.

Other matters, if any, will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our charter or bylaws or the Tennessee Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Tennessee corporate law, abstentions and shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners entitled to vote and the broker or nominee does not have discretionary authority to vote on a particular matter) are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Since abstentions and broker non-votes are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of the independent registered public accounting firm.

Solicitation	Pacer will bear the entire cost of soliciting proxies, including preparation, assembly, posting on the Internet, printing and mailing of this proxy statement, the Notice of Internet Availability of Proxy Materials, the proxy card and any additional information furnished to shareholders. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. Directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our charter and bylaws provide that our Board shall be divided into three classes that serve staggered three-year terms. Vacancies on the Board may be filled only by the Board. A director elected to fill a vacancy shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

Our Board is presently composed of seven members.

On September 12, 2007, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, elected J. Douglass Coates to fill the vacancy created by the resignation of Bruce H. Spector and to serve as a Class I director until the 2008 annual meeting of shareholders and until his successor is duly elected and qualified. The resignation of Mr. Spector was voluntary, and there were no disagreements between the Company and Mr. Spector.

If elected at the annual meeting, Mr. Coates would serve until the 2010 annual meeting (representing the unexpired term to which Mr. Spector was elected) and until his successor is elected and qualified, or until his earlier death, resignation or removal. The shareholders are also asked to elect two existing Class II directors whose term of office expires in 2008: Robert S. Rennard and Robert F. Starzel. If elected at the annual meeting, each of Messrs. Rennard and Starzel would serve until the 2011 annual meeting and until his successor is elected and qualified, or until his earlier death, resignation or removal.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee of the Board. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated for election as a director and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any of our directors or executive officers.

Nominee for Election for a Two-Year Term Expiring at the 2010 Annual Meeting

J. Douglass Coates

J. Douglass Coates, age 65, has served as a director of our Company since September 2007. Since 1993, Mr. Coates has been a Principal of the Manalytics division of TranSystems Corporation, a San Francisco-based consulting firm specializing in the transportation, logistics and supply chain industry, and President of TranSystems’ Management and Supply Chain Consulting practice. Before joining Manalytics, Mr. Coates spent five years with American President Lines (APL) as President of American Consolidation Services. In addition, he was Vice President of Marketing for American President Distribution Services (formerly National Piggyback), one of the largest shippers’ agents in North America. Mr. Coates also served as a director of Stonepath Group, Inc., a provider of third-party logistics services.

Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Robert S. Rennard

Robert S. Rennard, age 70, has served as a director of our Company since September 2002. Since 1999, Mr. Rennard has been an independent consultant to enterprises engaged in worldwide logistics or automotive-

related activities. From 1996 to 1999, he served as a senior vice president with The Compass Group, a provider of consulting and executive search services located in Birmingham, Michigan. He retired from Ford Motor Company in 1996 as director for Worldwide Logistics and Distribution. From 1962 to 1996, Mr. Rennard held a number of key positions for the automotive company. These included chief operating officer for Autolatina, a joint venture between Ford and Volkswagen covering all automotive and credit company activities in Brazil and Argentina, as well as automotive exports from those countries. He has been chief financial officer of four operating locations and has served as audit committee chairman for two independent companies. He also serves as Corporate Secretary of Rennard Investments, a private investment company.

Robert F. Starzel

Robert F. Starzel, age 67, has served as a director of our Company since January 2006. Since November 2006, he has been of counsel to Holme Roberts & Owen, a Denver-based regional law firm. From 2004 to 2006, he served as Chairman of The SF Newspaper Company, owner of The Examiner, a San Francisco newspaper. From 2000 to 2004, he served in a consulting role as Senior Representative of the Chairman of Union Pacific Corporation. From March 1998 to 2000, he served as Senior Vice President of Union Pacific Corporation, and from 1996 to February 1998, he was Regional Vice President of Union Pacific Railroad Company. From 1988 to 1996, he was Vice Chairman of Southern Pacific Transportation Company. Mr. Starzel currently serves as a director of Nature’s Accent, Inc., a New Mexico-based renewable energy company, as a trustee of the Fort Mason Foundation, which administers and develops Fort Mason, a National Historic Landmark and part of the Golden Gate National Recreation Area, in partnership with the National Park Service, and on the San Francisco Advisory Board of the Salvation Army.

Directors continuing in office until the 2009 Annual Meeting

Andrew C. Clarke

Andrew C. Clarke, age 37, has served as a director of our Company since January 2005. Mr. Clarke became the Chief Executive Officer of Panther Expedited Services, Inc., a non-asset based provider of expedited transportation services in North America., in April 2007, and is Panther’s senior executive overseeing both strategic decisions and day-to-day operations. He joined Panther in May 2006 as its President. From April 2001 until May 2006, Mr. Clarke was the Senior Vice President, Chief Financial Officer and Treasurer of Forward Air Corporation, a non-asset based provider of time-definite ground transportation services to the air cargo industry. From March 2000 to April 2001, Mr. Clarke held a number of management positions with Forward Air Corporation. From August 1998 to March 2000, Mr. Clarke was an investment banker with Deutsche Banc Alex. Brown in the Global Transportation Group. Mr. Clarke is also a director of Panther Expedited.

Donald C. Orris

Donald C. Orris, age 66, served as our Chief Executive Officer and Chairman of the Board from May 1999 to November 2006 and as President from May 1999 through May 2006. He became Vice Chairman of the Company in November 2006, with Mr. Uremovich’s appointment as Chief Executive Officer and Chairman, and retired from the Company effective March 31, 2007. In November 2007, in connection with our former president’s departure from the Company, Mr. Orris agreed to serve as Interim President, Intermodal Segment. Mr. Orris served as Chairman, President and Chief Executive Officer of Pacer Logistics, Inc. from its inception in March 1997 until our acquisition of Pacer Logistics in May 1999. From January 1995 to September 1996, Mr. Orris served as President and Chief Operating Officer, and from 1990 until January 1995, as an Executive Vice President, of Southern Pacific Transportation Company. Mr. Orris was the President and Chief Operating Officer of American President Domestic Company and American President Intermodal Company from 1982 until 1990. Mr. Orris is also a director of Quality Distribution, Inc., a provider of bulk transportation services.

Directors continuing in office until the 2010 Annual Meeting

P. Michael Giftos

P. Michael Giftos, age 61, has served as a director of our Company since April 2004. During his 29-year career with CSX Corporation and its subsidiaries, Mr. Giftos served in many executive management positions. From April 2000 through his retirement in March 2006, Mr. Giftos served as Executive Vice President and Chief Commercial Officer. Before that assignment, Mr. Giftos spent more than a decade as CSX Transportation’s Chief Legal Officer. While employed at CSX, Mr. Giftos served as a director of TTX Company, a provider of rail cars and related freight car management services to the North American rail industry. Mr. Giftos currently serves as a director of Foundation Coal Holdings Inc., a coal mining company, where he is a member of its audit and nominating committees.

Michael E. Uremovich

In November 2006, Michael E. Uremovich, age 64, was appointed Chief Executive Officer and Chairman of the Board of the Company. Mr. Uremovich joined Pacer as Vice Chairman in October 2003. He served as a consultant to the Company from 1998 to October 2003. His background includes a range of senior executive and consulting positions in the transportation and logistics industries. Immediately before joining Pacer in October 2003, he was a principal owner of Manalytics International, a San Francisco-based consulting firm. During the early to mid 1990’s, Mr. Uremovich served as Vice President of Marketing for Southern Pacific Transportation and President of TSSI, its logistics operating company.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE

“FOR” EACH NAMED NOMINEE.

DIRECTOR INDEPENDENCE

The Board has determined that Messrs. Clarke, Coates, Giftos, Rennard and Starzel are “independent” as independent is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc., or the “NASDAQ Rules,” and that the members of the Audit Committee are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and Rule 10A-3(b)(1) of the SEC promulgated thereunder. The Board based these determinations primarily on a review of responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. The Board also reviewed the relationships between Pacer and the companies with which our directors are affiliated.

Effective as of the close of business on August 1, 2007, Bruce H. Spector, a partner of Apollo Management L.P., resigned from the Board. Apollo Management recently adopted a policy restricting its executives from serving on public company boards other than those of its portfolio companies. The resignation of Mr. Spector was due to this new Apollo policy, not any disagreement with Pacer. Mr. Spector had served on Pacer’s board of directors since May 1999. During the period of his service as a director in 2007, Mr. Spector was “independent” as independent is defined in Rule 4200(a)(15) of the NASDAQ Rules.

In evaluating the independence of Mr. Clarke, who is the President of Panther Expedited, the Board considered that one of the Company’s subsidiaries in the ordinary course of its business as a transportation broker engages Panther Expedited to provide transportation services from time to time and that payments from the Pacer subsidiary represent less than 1% of the subsidiary’s revenues and less than 3% of Panther Expedited’s revenues. After considering this information, the Board affirmatively determined (with Mr. Clarke not participating in the discussions or the vote) that Mr. Clarke does not have any relationship which would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

In evaluating the independence of Mr. Coates, who is the Principal of the Manalytics division of TranSystems Corporation, the Board considered that Pacer and its subsidiaries engaged Manalytics in 2007 to provide consulting services on matters relating to information technology and logistics services for a fee of approximately $28,000. Mr. Coates did not personally participate in any consulting engagements with the Company, and the fees represent less than 0.1% of Manalytics’ revenues. After considering this information, the Board affirmatively determined (with Mr. Coates not participating in the discussions or the vote) that Mr. Coates does not have any relationship which would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

REVIEW, APPROVAL AND RATIFICATION OF

TRANSACTIONS WITH RELATED PERSONS

Under its charter, the Audit Committee is responsible for reviewing the Company’s existing related party transactions annually and for approving in advance any new related party transactions that must be disclosed under Section 404 of Regulation S-K (generally transactions involving payments in excess of $120,000 in which a related person has a material direct or indirect interest). The Audit Committee also reviews and approves any arrangements, transactions or courses of dealing between the Company and related parties that are significant in size or involve terms or other aspects that materially differ from those that would likely be negotiated with independent parties. In addition, the Audit Committee reviews and reassesses periodically the Company’s policies and procedures for the internal review and approval of transactions with members of management, including the review and approval of officers’ expense accounts and perquisites and use of corporate assets. In providing its advance approval of any related party transaction that must be disclosed under Section 404 of Regulation S-K, the Audit Committee will consider whether the transaction involves terms or other aspects that materially differ from those that would likely be negotiated with independent parties.

SHAREHOLDER COMMUNICATIONS

The Company has a process for shareholders to communicate with the directors. This process is described in the Corporate Governance webpage of the Investors section of our website at www.pacer-international.com. Other information contained on our website does not constitute a part of this proxy statement.

2007 DIRECTOR COMPENSATION (1)

The following table sets forth the compensation of our non-employee directors for services during 2007. The members of our Board who are employees of the Company do not receive compensation for their service on our Board or any committee of our Board but are reimbursed for their out-of-pocket expenses. Compensation of our two employee directors, Messrs. Uremovich and Orris, are shown in the tables that follow the Compensation Discussion and Analysis.

Name	Fee Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Total ($)
Andrew C. Clarke	$80,083	$15,000	$95,083
J. Douglass Coates	$20,700	$4,883	$25,583
P. Michael Giftos	$76,417	$11,927	$88,344
Robert S. Rennard	$76,167	$452	$76,619
Bruce H. Spector*	$40,500	—	$40,500
Robert F. Starzel	$72,667	$21,136	$93,803
* Former Director. Mr. Spector resigned as a director on August 1, 2007.

(1)	The columns of the Director Compensation Table relating to stock awards, non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings and all other compensation have been omitted because no compensation required to be reported in those columns was awarded to, earned by or paid to the directors with respect to 2007.

(2)	This column shows the aggregate dollar amount of all fees earned or paid in cash for services as a director in 2007, including annual retainer fees, committee and/or chairmanship fees, and meeting fees. Our non-employee directors receive a monthly $4,000 retainer plus a $3,000 fee for each regular Board meeting that they attend and $500 for each special meeting (attended by telephone or videoconference). Each director who participates in an extraordinary, in person meeting of the Board or a Committee receives a fee of $2,000 per day. The Chairman and members of the standing committees are identified below in the discussion about each of our standing committees. The Chairman of the Audit Committee receives an additional annual retainer of $5,000; the Chairs of the Nominating and Corporate Governance Committee and Compensation Committee each receive an additional annual retainer of $3,000; and the members of each committee receive an additional annual retainer of $2,000. As set forth in note (6) to the Summary Compensation Table, Mr. Orris received director fees for his service as a non-employee director during the period from his retirement as Vice Chairman of the Company to his appointment as Interim President, Intermodal Segment, which was from April 1, 2007 through November 6, 2007.

(3)	Non-employee directors upon their initial election to the Board are granted an option to purchase 12,000 shares of our common stock which vest in four equal annual installments beginning on the first anniversary of the grant date, subject to the director’s continued service on such anniversary date. As Mr. Orris was a director of the Company at the time of his retirement as Vice Chairman on March 31, 2007, he was not entitled to receive such an award. The amount shown in the table above is the annual compensation expense for the grant recognized with respect to 2007 for financial reporting purposes in accordance with Statement of Financial Accounting Standard No. 123 (Revised 2004), or “FAS 123R.” The table below sets forth the grant date and the grant-date fair value determined in accordance with FAS 123R, as well as the number of options held by each non-employee director at December 28, 2007. The grant date fair value of each option grant is estimated using the Black-Scholes valuation model, the assumptions noted in the following table and the graded vesting method. Under the graded vesting method, a greater percentage of the compensation expense is recognized for financial reporting purposes in earlier vesting periods than would be recognized under the straight-line vesting method. As a result, even though the option granted to Mr. Rennard vested as to 3,000 shares in 2007, the same number of shares as the other directors, the compensation expense is lower because a greater percentage of the fair value of the option had already been recognized in previous periods. The expected term of stock options is based on an analysis of historical exercise behavior. The expected volatility is based on the change in weekly prices of our stock over a 104-week period preceding each grant date. The risk-free interest rate is based on the implied yield on U.S. Treasury issues with a term equal to the expected term of the option. The dividend yield reflects an estimated annual dividend of $0.60 per share divided by the market price at date of grant. We began paying dividends in September 2005. The number of unexercisable options is determined as of December 28, 2007, the last day of our fiscal year.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable at December 28, 2007	Number of Securities Underlying Unexercised Options (#) Unexercis- able at December 28, 2007	Full Grant Date Fair Value	Expected Option Term	Volatility	Risk- Free Interest Rate	Dividend Yield
Andrew C. Clarke	2/1/2005	6,000	6,000	$95,748	6.1	34%	3.9%	0%
J. Douglas Coates	9/12/2007	—	12,000	$63,149	5.0	33%	4.1%	3.0%
P. Michael Giftos	11/19/2004	6,000	3,000	$87,643	6.1	32%	3.9%	0%
Robert S. Rennard	1/30/2003	12,000	—	$87,539	7.0	47%	3.5%	0%
Bruce H. Spector*	5/28/1999	—	—	$80,104	7.0	0%	5.8%	0%
Robert F. Starzel	1/4/2006	3,000	9,000	$84,545	5.0	31%	4.3%	2.3%
* Resigned as director during 2007

BOARD AND COMMITTEE MEETINGS, ANNUAL MEETING ATTENDANCE

During 2007, our Board held eight meetings, acted by unanimous written consent five times and had a number of other informal discussions as a group through telephone conferences. The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All of the directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2007. Regularly scheduled sessions of our non-management directors are held at least twice per calendar year as part of scheduled Board meetings. The non-management directors will either select a non-management director to preside at each executive session or will establish a procedure by which the presiding director for each executive session will be selected.

The Company does not have a policy regarding Board member attendance at annual shareholders meetings. Six of our directors attended the 2007 annual meeting of shareholders.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Responsibilities, Members and Meetings.    The Nominating and Corporate Governance Committee, or the “Governance Committee,” has been delegated responsibility for recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board; advising the Board with respect to the Board composition, procedures and committees and corporate governance principles applicable to the Company; and overseeing the evaluation of the Board and the Company’s management. The current members of the Governance Committee are Messrs. Giftos (Chairman), Clarke and Coates. Mr. Starzel served on the Governance Committee from the beginning of the year through November 1, 2007, at which time Mr. Coates replaced him on this Committee. The Governance Committee met five times during 2007 and acted by unanimous written consent once.

Committee Charter.    We have adopted a charter of the Governance Committee. The charter of the Governance Committee is available under the Corporate Governance webpage of the Investors section of our website at www.pacer-international.com. Under its charter, the Governance Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, independent counsel or other advisors as it deems reasonably necessary to discharge its duties.

Corporate Governance Principles.    Our Board has long been focused on and committed to responsible and effective corporate governance, and formally adopted Corporate Governance Principles in August 2005. Our Governance Committee is responsible for overseeing the Corporate Governance Principles and reporting and making recommendations to our Board concerning corporate governance matters. Our Corporate Governance Principles address matters including board composition, director independence, selection of Board nominees, Board membership criteria, director compensation, director tenure, retirement and succession, director service on other boards and changes in their principal occupation, executive sessions of non-management directors, evaluation of the Chief Executive Officer and succession planning, and self-evaluation of the Board and Board committees.

Under our Corporate Governance Principles, if an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors, the director will promptly offer to resign from the Board. The Governance Committee will make a recommendation to the Board as to whether to accept or reject the offered resignation. The Board will act on the offered resignation, taking into account the Governance Committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the Board does not accept the incumbent director’s resignation, the director will continue to serve as a member of the Board.

A copy of our Corporate Governance Principles is available under the Corporate Governance webpage of the Investors section of our website at www.pacer-international.com.

Policy for Consideration of Candidates for Director.    The Board and the Governance Committee have not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather, the Board and the Governance Committee evaluate the mix of skills and experience that the candidate offers, consider how a given candidate meets the Board’s current expectations with respect to the qualifications and skills considered in evaluating candidates for director (as set forth below) and make a determination regarding whether a candidate should be recommended to the shareholders for election as a director.

Consideration of Candidates Recommended by Shareholders.    The Governance Committee will consider nominees for director suggested by shareholders who meet the requirements and procedures discussed below. The Company has not previously received any notice of any candidate for director recommended by a shareholder. If such a recommendation were received, the Governance Committee would apply the same evaluation criteria to a candidate suggested by shareholders that it would use for a candidate recommended by management, other directors, an executive search firm or other sources.

Qualifications and Skills Considered in Evaluating Candidates for Director.    In recommending and selecting a nominee for director, the Governance Committee and the Board consider the following criteria:

1.	whether the nominee would be “independent” (as independence is defined in Rule 4200(a)(15) of the NASDAQ Rules), would meet the heightened independence requirements of NASDAQ Rule 4350(d)(2) and SEC Rule 10A-3(b)(1) for service on the Audit Committee and would not have a relationship, which in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;
2.	whether the nominee has the personal attributes for successful service on the Board, such as demonstrated character and integrity; experience at a strategy/policy setting level; high-level managerial experience in a relatively complex organization, or experience dealing with complex problems; an ability to work effectively with others; and sufficient time to devote to the affairs of the Company;
3.	whether the nominee would be considered to have “financial sophistication” as described in applicable NASDAQ Rules or to be an “audit committee financial expert” as described in SEC regulations (as incorporated into the Audit Committee charter);
4.	whether the nominee has been the chief executive officer or senior executive of a public company or a leader of a major complex organization, including industry groups or governmental organizations;
5.	in recognition of the Company’s strategy to leverage its diverse portfolio of transportation services, whether the nominee has senior level experience in providing or buying transportation services in one or more segments of the transportation industry, including those segments in which the Company engages or proposes to engage;
6.	whether the nominee, by virtue of particular experience, technical expertise or specialized skills or contacts relevant to the Company’s current or future business, will add specific value as a Board member;
7.	whether the nominee possesses such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company;
8.	whether any nominee who is an existing director continues to be suitable for continued service; and
9.	whether there are any other factors related to the ability and willingness of a new nominee to serve, or an existing Board member to continue his/her service.

Procedures for Shareholders Recommending Director Candidates for Consideration by the Committee.    Any shareholder wishing to suggest a candidate for director for consideration by the Governance Committee should write to the Corporate Secretary, at the Company’s offices in Concord, California, and include:

1.	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Governance Committee,
2.	the name, age and contact information for the candidate,
3.	a statement of the candidate’s business and educational experience,

4.	to the extent practicable, information regarding each of the factors listed above sufficient to enable the Governance Committee to evaluate the candidate,
5.	information about any relationship or understanding between the proposing shareholder and the candidate, and
6.	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

The Corporate Secretary will forward properly submitted shareholder-proposed candidates to the Chairman of the Governance Committee for consideration at a future Governance Committee meeting.

Procedures for Shareholders Wishing to Nominate Director Candidates.    In addition to proposing nominees for consideration to the Governance Committee, under our bylaws, shareholders may also directly propose nominees for consideration at an annual meeting or special meeting of shareholders. The Company’s Second Amended and Restated Bylaws establish deadlines and procedures that a shareholder must follow to nominate a director at any such meeting. The Board and the Governance Committee have not amended those procedures. A person must be a shareholder of record entitled to vote in the election of directors generally at the meeting on the date that such person gives notice of the nomination for director. The shareholder must give written notice of the nomination, either by personal delivery or by United States mail, postage prepaid, and such notice must be received by the Company’s Corporate Secretary at its principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the date on which the prior year’s notice of annual meeting was provided. If the Company did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed to be more than 30 calendar days earlier than or 60 calendar days after that anniversary, then, in order to be timely, a shareholder’s notice must be received at the Company’s principal executive offices not more than 90 calendar days before the actual meeting date nor later than the later of 60 days before the date of such annual meeting or the tenth day after the date on which public announcement of such annual meeting is first made. For a special meeting, the shareholder must give written notice of any director nomination, either by personal delivery or by United States mail, postage prepaid, and such notice must be received by the Company’s Corporate Secretary not later than the close of business on the tenth day after the date on which notice of such meeting is first given to shareholders.

A shareholder’s notice must set forth:

1.	as to each person whom the shareholder proposes to nominate for election or re-election as a director,
(a)	the name, age, business address and residence address of such person,
(b)	the principal occupation or employment of such person,
(c)	the class and number of shares of the Company which are beneficially owned by such person, and
(d)	any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors under Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected); and
2.	as to the shareholder giving the notice,
(a)	the name and address, as they appear on the Company’s books, of such shareholder,
(b)	the class and number of shares of the Company which are beneficially owned by such shareholder,
(c)	a representation that the shareholder is a record or beneficial holder of at least one percent (1%) or $1,000 in market value of stock of the Company entitled to vote at such meeting; has held such stock for at least one year and shall continue to own such stock through the date of such meeting; and intends to appear in person or by proxy at the meeting to present the nomination; and
3.	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) under which the nomination(s) are to be made by the shareholder.

In addition to these requirements discussed above, a shareholder proposing persons for election as a director at an annual meeting or special meeting of shareholders must also comply with all applicable requirements of the Exchange Act and its regulations with respect to nominations for director.

For more information about deadlines for submission of shareholder nominations for next year’s shareholder meeting, please see the section below entitled “Notice of Shareholder Proposals.”

Selection of Nominees Named in this Proxy Statement.    Generally, nominees for director are identified and suggested by the members of the Board or management using their business networks. The Board and the Governance Committee have not retained any executive search firms or other third parties to identify or evaluate director candidates in the past. The Governance Committee approved the selection of each nominee for director named in this proxy statement. As Chief Executive Officer, Mr. Uremovich recommended to the Governance Committee and the Committee recommended to the Board the appointment of Mr. Coates as a member of the Board to fill the vacancy resulting from Mr. Spector’s resignation in 2007.

COMPENSATION COMMITTEE

Responsibilities, Members and Meetings.    The Compensation Committee reviews and approves compensation policies and forms of compensation provided to our directors and executive officers, considers management’s recommendations for the annual incentive plan and approves incentive payments for our officers and other employees, and administers our equity incentive plans and approves the recipients and terms of equity awards under these plans.

The members of the Compensation Committee are Messrs. Starzel (Chairman), Giftos, Rennard and Coates. Mr. Giftos replaced Mr. Spector on the Compensation Committee upon Mr. Spector’s resignation from the Board in August 2007. Mr. Coates was appointed to the Compensation Committee effective November 1, 2007. The Compensation Committee met four times during 2007 and acted by unanimous written consent three times.

Committee Charter.    We have adopted a charter of the Compensation Committee. The charter of the Compensation Committee is available under the Corporate Governance webpage of the Investors section of our website at www.pacer-international.com.

Scope and Authority of the Committee.    The Compensation Committee is responsible for:

a.	establishing, reviewing and approving the overall executive compensation philosophy and policies of the Company;
b.	determining the compensation of the Company’s CEO and other executive officers including base salary, bonus target levels, stock option grants, restricted stock awards, other equity compensation, and other compensation;
c.	making recommendations to the Board with respect to the adoption of any new cash or equity incentive compensation plans or new forms of compensation payable to the executive officers;
d.	reviewing and approving any annual or long-term cash bonus or incentive compensation plans in which the executive officers of the Company participate;
e.	administering cash or equity incentive compensation, including approving, ratifying or amending grants or awards made under any such plans, and reviewing and monitoring awards under such plans, all in accordance with the Committee’s authority and other terms set forth in such plans;
f.	reviewing and approving for the CEO and the other executive officers of the Company any employment agreements, severance arrangements, and change in control agreements or provisions, if the terms of such agreements, arrangements or provisions are in excess of the authority delegated to members of management under the Company’s Commitment Authorities Guidelines (or any successor delegation of authority) as more fully described below;
g.	recommending to the Board the amount and form of compensation of non-management directors; and
h.	performing other duties delegated to the Committee by the Board under various executive compensation plans.

Under our Commitment Authorities Guidelines, our Board has delegated to the CEO, CFO and Executive Vice President with responsibility for Human Resources the authority to create a new position or fill a vacant position with base salary of up to $300,000, a 50% target bonus percentage and severance up to 24 months, except that compensation of any executive officer must be approved by the Compensation Committee.

The Compensation Committee has not delegated any authority to make option grants or equity awards to management or any other persons. Such authority may be delegated by the Committee only as permitted under the terms of the applicable equity compensation plan and applicable law.

Under its charter, the Compensation Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense after notice to the Company, such compensation consultants, independent counsel or other advisors as it deems reasonably necessary to discharge its duties. Neither the Compensation Committee nor the Company has regularly engaged compensation consultants. In early 2007, in response to the Compensation Committee’s request for peer compensation data, the Company engaged Pearl Meyer and Partners and instructed the consultants to review base salary and total cash compensation levels, as well as actual and target bonus percentages, for 10 of our senior officers compared to similar-sized organizations in general industry and the transportation industry. In January 2008, the Compensation Committee engaged Frederick W. Cook & Co., Inc. to advise and assist the Compensation Committee in evaluating a proposed supplemental severance program as further discussed in the Compensation Discussion and Analysis below. The Compensation Committee instructed Frederick W. Cook & Co., Inc. to review and analyze both market and company data regarding similar retention plans, incentive plans and hybrid plans and to provide its independent advice regarding the adoption of a supplemental severance program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Coates, Giftos, Rennard, Spector and Starzel served on the Compensation Committee during 2007. No member of the Compensation Committee has served as an officer or employee of Pacer or any of its subsidiaries during the fiscal year or was formerly an officer of Pacer or any of its subsidiaries. In addition, during 2007, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee is responsible for establishing, reviewing and approving the Company’s compensation philosophy and policies, reviewing and making recommendations to the Board regarding forms of compensation provided to the Company’s directors and officers, reviewing and determining cash and equity awards for the Company’s officers and other employees, and administering the Company’s equity incentive plans.

In this context, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

THE COMPENSATION COMMITTEE

Robert F. Starzel (Chairman)

J. Douglass Coates

P. Michael Giftos

Robert S. Rennard

*The report of the Compensation Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

AUDIT COMMITTEE

Responsibilities, Members and Meetings.    The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s consolidated financial statements. The Audit Committee also selects and engages our independent registered public accounting firm and approves their fees, and takes those actions as it deems necessary to satisfy itself that the registered public accounting firm is independent of management. Its duties include reviewing the adequacy of the Company’s internal controls and financial controls, reviewing the scope and results of the audit plans of the Company’s independent registered public accounting firm, and assessing the Company’s financial reporting activities and accounting standards and principles. The Audit Committee must also pre-approve all audit and non-audit services performed by our independent registered public accounting firm.

The members of the Audit Committee are Messrs. Clarke (Chairman), Starzel and Rennard. Mr. Giftos served on the Audit Committee during 2007 until November 1, 2007, at which time he was replaced by Mr. Starzel. The Audit Committee met nine times during 2007.

None of the members of the Audit Committee has participated in the preparation of the Company’s consolidated financial statements at any time within the last three years. The Audit Committee regularly meets privately with the independent registered public accounting firm, has the sole authority to retain and dismiss the independent registered public accounting firm, and periodically reviews its performance and independence from management. The independent registered public accounting firm has unrestricted access and reports directly to the Audit Committee.

Committee Charter.    We have adopted a charter of the Audit Committee. The charter of the Audit Committee is available under the Corporate Governance webpage of the Investors section of our website at www.pacer- international.com. Under its charter, the Audit Committee may conduct or authorize investigations into matters within the Committee’s scope of responsibilities, may, at the Company’s expense, retain independent counsel or other advisors and experts as it deems reasonably necessary to discharge its duties and may perform such additional activities and consider such other matters within the scope of its responsibilities, as the Audit Committee or the Board deems necessary or appropriate.

Audit Committee Financial Expert.    The Board has determined that Mr. Clarke qualifies as an “audit committee financial expert” as defined by the SEC and is “independent” as independent is defined in Rule 4200(a)(15) of the NASDAQ Rules and also independent for purposes of Section 10A(m)(3) of the Exchange Act and SEC Rule 10A-3(b)(1) thereunder. The Board has also determined that all members of the Audit Committee are able to read and understand fundamental financial statements and are financially sophisticated.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee oversees the Company’s financial reporting process on behalf of our Board. Management has the primary responsibility for establishing and maintaining an adequate system of internal financial control, for preparing the consolidated financial statements and for the public reporting process. PricewaterhouseCoopers LLP, or “PWC,” the Company’s independent registered public accounting firm, is responsible for performing an audit on the Company’s consolidated financial statements and expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and PWC regarding the audited consolidated financial statements of the Company for the year ended December 28, 2007, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PWC’s evaluation of the Company’s internal control over financial reporting. Management has also represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has discussed with PWC that firm’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussion With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with PWC the independence of PWC from the Company and its management. The Audit Committee also concluded that PWC’s provision of audit and non-audit services to the Company is compatible with that firm’s independence.

The Audit Committee, with and without management present, discussed with PWC and the Company’s internal auditors the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2007 for filing with the SEC.

THE AUDIT COMMITTEE

Andrew C. Clarke (Chairman)

Robert S. Rennard

Robert F. Starzel

*The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PWC served as our independent registered public accounting firm for the 2007 fiscal year. In addition to being engaged to audit Pacer’s consolidated financial statements and internal control over financial reporting and to review the consolidated financial statements included in Pacer’s quarterly reports on Form 10-Q, PWC also was engaged by Pacer during 2007 to perform certain non-audit services.

The following table presents fees for professional audit services rendered by PWC for the audit of our annual consolidated financial statements for the 2006 and 2007 fiscal years and fees for other services rendered by PWC during those periods. The fees from professional audit services rendered by PWC for each of 2007 and 2006 reflect the amount billed, or to be billed, by PWC for such services with respect to such fiscal year.

	2006	2007
Audit Fees (1)	$1,586,888	$1,139,200
Audit-Related Fees	—	—
Tax Fees (2)	$ 223,444	$ 157,350
All Other Fees	—	—

(1)	During 2006 and 2007, PWC’s fees included work in connection with the year-end audit, quarterly reviews of the Company’s consolidated financial statements, other compliance-related services and services in connection with the internal control attestation required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	During 2006 and 2007, tax services rendered by PWC included consultation, advice and other work in connection with cross-border transfer pricing matters and tax strategies and preparation of the Company’s consolidated federal and California combined tax returns and other state tax returns. During 2006, PWC’s tax services also included tax-related advice and services in connection with the Company’s meals and entertainment deductions and property tax compliance.

PWC did not perform any professional services related to financial information systems design and implementation for Pacer in fiscal 2006 or 2007.

All services by PWC referenced in the table above were approved by the Audit Committee pursuant to its policy on pre-approval of audit and non-audit services discussed below under the heading “Pre-approval of Audit and Non-Audit Services.”

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the accountants’ independence. The Audit Committee utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services. During fiscal year 2007, the Audit Committee approved all audit and non-audit services and fees before the independent registered public accounting firm was formally engaged to render those services. The Committee’s current practice is to consider for pre-approval annually certain categories of audit, audit-related and tax-related services proposed to be provided by our independent registered public accounting firm for the fiscal year. The Audit Committee must separately pre-approve any service that is not included in the approved list of services. The maximum amount of fees and the manner in which the fees are determined for each type of pre-approved audit or non-audit services, whether general or specific, are considered and, if appropriate, approved by the Audit Committee before any fees are paid to the independent registered public accounting firm. Any amounts in excess of the approved maximum fee require additional approval by the Audit Committee before payment.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the 2007 fiscal year. The Audit Committee has selected PWC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2008. We are submitting our appointment of the independent registered public accounting firm for shareholder ratification at this annual meeting, subject to the Audit Committee’s discretion to change the appointment at any time during the year.

Our charter and bylaws do not require that our shareholders ratify the appointment of PWC as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PWC and may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in accounting firm would be in the best interests of the Company and its shareholders.

Representatives of PWC, who will be present at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of the common stock as of February 29, 2008, for:

•	Each person or entity known by us to beneficially own more that 5% of our common stock;
•	Each executive officer named in the Summary Compensation Table set forth in this proxy statement, or the “Named Executive Officers;”
•	Each of our directors; and
•	All executive officers and directors as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of February 29, 2008, but excludes shares of common stock underlying options held by any other person.

Except in cases where community property laws apply or as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The percentage of beneficial ownership is based on 34,695,194 shares of common stock outstanding as of February 29, 2008.

	Common Stock Outstanding (1)	Common Stock Underlying Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned	Percent
Barclays Global Investors, NA (2)	2,716,384	—	2,716,384	7.8
Cardinal Capital Management, LLC (3)	1,947,860	—	1,947,860	5.6
Invesco Ltd (4)	2,023,354	—	2,023,354	5.8
Royce & Associates, LLC (5)	3,081,549	—	3,081,549	8.9
Jeffrey R. Brashares	36,285	—	36,285	*
Andrew C. Clarke	950	9,000	9,950	*
J. Douglass Coates	1,000	—	1,000	*
P. Michael Giftos	975	6,000	6,975	*
Michael F. Killea	14,858	40,000	54,858	*
Alex M. Munn	1,240	—	1,240	*
Donald C. Orris	24,786	—	24,786	*
Robert S. Rennard	3,000	12,000	15,000	*
C. Thomas Shurstad	6,435	—	6,435	*
Robert F. Starzel	1,500	6,000	7,500	*
Michael E. Uremovich	92,062	40,000	132,062	*
Lawrence C. Yarberry	28,659	20,000	48,659	*
All directors and executive officers as a group (14 persons)	236,681	154,200	390,381	1.1
*	Less than 1%.

(1)	Amounts shown in this column include shares of restricted stock granted to the executive officers under the 2006 Long-Term Incentive Plan. Portions of these amounts are subject to forfeiture in accordance with the executive officer’s award agreement, including termination of employment before the vesting dates ranging from June 1, 2008 through June 1, 2011.

(2)

Based on information contained in a Schedule 13G filed on February 6, 2008, Barclays Global Investors, NA has sole voting power over 1,890,021 shares and sole dispositive power over 2,191,880 shares; Barclays Global Fund Advisors has the sole voting power over 524,514 shares and sole dispositive power over 524,514 shares; and Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, Barclays Global Investors (Deutschland) AG and Barclays Global Investors Ltd. have the sole voting or dispositive power over 0 shares and sole or shared dispositive power over 0 shares. The business address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The business address for Barclays Global Investors Ltd is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The business address for Barclays Global Investors Japan Trust and Banking Company Limited, NA and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan. The business address for Barclays Global Investors Canada Limited is Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J S21. The business address for Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The business address for Barclays Global Investors Australia (Deutschland) AG is Apianstrasse 6, S-85774, Unterfohring, Germany.

(3)	Based on information contained in a Schedule 13G filed on February 14, 2008, Cardinal Capital Management, LLC has sole voting power over 1,081,120 shares and sole dispositive power over 1,947,860 shares and shared voting or dispositive power over 0 shares. The business address for Cardinal Capital Management, LLC is One Greenwich Office Park, Greenwich, CT 06831.

(4)	Based on information contained in a Schedule 13G filed on February 11, 2008, Invesco Ltd has sole voting and dispositive power over 2,023,354 shares and shared voting and dispositive power over 0 shares. The sole voting is power is held as follows: Invesco Institutional (N.A.) – 7,200 shares; AIM Funds Management, Inc. – 2,008,900 shares; Invesco National Trust Company – 625 shares; and PowerShares Capital Management LLC – 4,778 shares. The sole dispositive power is held as follows: Invesco Institutional (N.A.) – 7,200 shares; AIM Funds Management, Inc. – 2,008,900 shares; Invesco National Trust Company – 2,200 shares; PowerShares Capital Management LLC – 4,778 shares; and Stein Roe Investment Counsel, Inc. – 276 shares. The business address for Invesco Ltd. is 1360 Peachtree Street, Atlanta, Georgia 30309.

(5)	Based on information contained in a Schedule 13G filed on January 31, 2008, Royce & Associates, LLC has sole voting power over 3,081,549 shares and sole dispositive power over 3,081,549 shares and shared voting or dispositive power over 0 shares. The business address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives.    This Compensation Discussion and Analysis, or “CD&A,” reports on the Company’s compensation principles for its Named Executive Officers, whose actual compensation earned during 2007 is set forth in the Summary Compensation Table following this CD&A.

The objectives of our executive compensation policies and programs are to:

•	provide competitive compensation systems that support the Company’s business strategies;
•	attract, retain and motivate over the long term high quality, productive individuals by maintaining competitive compensation relative to other companies in the marketplace;
•	focus our executives on achieving corporate and business unit financial and operational goals that are tied to their annual performance objectives; and
•	align management and shareholder interests through grants of equity-based incentive and retention awards.

Achievements Rewarded.    Our compensation programs are designed to retain the services of key executives and other employees and reward achievement of the Company’s financial goals, both on a company-wide and individual business unit basis. These programs are aimed at enhancing our overall business and in turn are expected to result in stock price appreciation to benefit our shareholders. For instance, each restricted stock award granted by the Company in 2007 vests in increments over a four-year period subject to the employee’s continued service to the Company on the vesting date, thus encouraging officers to stay in the Company’s employ and to work toward the appreciation of the Company’s stock price. Our 2007 cash incentive plan required achievement of targeted levels of earnings per share, or “EPS,” and business unit operating income in order to fund the 2007 incentive bonus pool.

Compensation Components.    The compensation components for the Named Executive Officers include base salary, an annual performance-based cash incentive bonus, long-term equity-based awards, employment agreements providing for post-termination compensation in certain circumstances and other customary benefits.

Our Compensation Committee has not established any formal or fixed policies or guidelines with respect to the mix of base salary, cash incentive compensation and equity awards to be paid or awarded to the Named

Executive Officers. The Committee prefers instead a flexible approach to enable it to react to the general environment and market conditions as well as individual or specific needs. In general, however, our Compensation Committee believes that a greater percentage of the compensation for the Named Executive Officers and other senior members of management should be based on performance, measured both on a company-wide and business unit basis, and seeks to link pay with measurable financial objectives to align the interests of our executive officers with our shareholders.

Base Salary.    The Company pays base salaries at levels believed to be necessary to attract and retain the Named Executive Officers and other key personnel. Base salary levels are assigned to positions based on job responsibilities, the Company’s historical salary levels for that position and informal internal reviews by our human resources department of salaries paid by similar enterprises for similarly situated employees. In other cases, salaries are determined in negotiations to recruit certain highly qualified executives for key positions, after consideration of, with no specific weighting, the importance of the position being filled, the experience and background of the candidate, the level of compensation required to induce the candidate to leave his or her current position, and the compensation historically paid to others in that position. The Company’s objective is to pay the market average (plus or minus 15%) when compared to similarly-sized organizations in general industry and the transportation services industry. In January 2007, management engaged Pearl Meyer & Partners to review the base salary and total cash compensation of 10 of our officers, including the Named Executive Officers, at target incentive levels against 2006 base salary and total cash compensation of similarly-sized organizations in general industry and the transportation services industry. Our Compensation Committee reviewed the findings from the Pearl Meyer & Partners study in connection with confirming the 2007 salaries and total cash compensation of the executive officers but did not adjust any salaries or bonus target levels (which are expressed as a percentage of base salary) of any executives based on the Pearl Meyer & Partners study.

In February 2007, our Compensation Committee approved a 3.5% base salary increase for all executive officers. Management recommended the 3.5% wage increase, which was the increase included in the 2007 budget approved by our Board and was scheduled to become effective at the beginning of the third quarter. In setting the 3.5% wage increase, management informally reviewed cost of living, GDP and similar indices (both current and projected) and projected wage increases among other US companies. During 2007, in consideration of the difficult economic environment and the Company’s year-to-date financial results, the executive officers decided to forego their budgeted 3.5% annual salary increases, while other company employees received the budgeted salary increase (subject to adjustment for individual performance) in August 2007.

Annual Incentives: Terms of the 2007 Cash Incentive Plan.    The 2007 cash incentive plan for our Named Executive Officers and all other employees required the achievement of quantitative financial objectives by the employee’s business unit or the Company on a consolidated basis.

The 2007 cash incentive plan sets forth the individual bonus target opportunity for the Named Executive Officers and other Company employees, expressed as a percentage of the employee’s annual base salary that generally corresponds to the employee’s title, position or compensation level. As listed in note (3) to the “2007 Grants of Plan-Based Awards” table below, the targeted bonus percentages for the Named Executive Officers in effect for 2007 were as follows:

Name	Percentage of Base Salary
Michael E. Uremovich	100%
Lawrence C. Yarberry	50%
Jeffrey R. Brashares	50%
Michael F. Killea	50%
Alex M. Munn (left the Company in June 2007)	50%
C. Thomas Shurstad (left the Company in November 2007)	75%

In his role as Interim President, Intermodal Segment, which did not begin until November 7, 2007, and in view of the monthly salary negotiated between Mr. Orris and the Company, Mr. Orris was not eligible to participate in the 2007 cash incentive plan.

The targeted bonus percentages applicable for each title were generally established before our initial public offering in 2002 and have been ratified by our Compensation Committee each year with the adoption of the annual cash incentive plan. When employees are promoted, their targeted bonus opportunity is increased to match the level assigned to their new title. In negotiations with certain key officers, the Company has agreed from time to time to increase the targeted bonus opportunity from the standard bonus opportunity for the executive’s title. The percentage of base salary set as the targeted bonus opportunity increases for higher level titles in recognition of the employees’ greater scope of control over the organization and in keeping with our Compensation Committee’s principle that a greater percentage of compensation should be at risk for more senior officers.

In addition to the general approval of the annual cash incentive plan, each year, management has provided a listing of the target bonus opportunities applicable to each of the executive officers as shown in the Company’s human resources system, and our Compensation Committee has revised if necessary and ratified the target bonus opportunity applicable to the executive officers. In 2007, the target bonus opportunities of the Named Executive Officers (other than Mr. Orris) were consistent with those in effect at the end of 2006 and were not changed by the Compensation Committee as a result of its review.

The 2007 cash incentive plan had two independent bonus components. The first component was the “business unit bonus,” where 50% of the total target bonus opportunity was conditioned on the applicable business unit achieving its operating income target (or gross margin target in the case of the PGL sales unit). The second component was the “EPS bonus,” where the other 50% of the total target bonus opportunity was conditioned on the degree to which the Company achieved a preliminary consolidated EPS target (calculated before any accrual for bonus payments).

The corporate unit, which included all of the Named Executive Officers (other than Mr. Orris who is not participating in the 2007 cash incentive plan), did not have a separate business unit target; rather, 100% of the corporate unit’s total target bonus opportunity was conditioned on the degree to which the Company achieved its consolidated EPS target. Accordingly, annual cash incentives payable in 2007 for all of the Named Executive Officers (other than Mr. Orris) were entirely dependent on the Company’s achievement of the EPS target.

The portion of the 2007 cash incentive plan based on the business unit performance was payable if the business unit’s operating income target (or gross margin target in the case of the PGL sales unit) was achieved. If the business unit achieved its operating income target, then the business unit bonus pool would be funded with an amount equal to 50% of the business unit employees’ applicable target bonus percentages. If the business unit’s operating income target was not achieved, the 50% business unit bonus pool would not be funded, and none of the business unit component of the bonus would be payable. This component of the plan did not have a formula to provide for a bonus greater than the targeted amount if the operating income target was exceeded.

The portion of the 2007 cash incentive plan based on EPS was conditioned on the Company’s actual fiscal year 2007 consolidated EPS falling within the specified minimum and maximum EPS targets. At the minimum EPS target of $1.58 per share (calculated before accrual of any bonus payments), the EPS bonus pool would be funded at a 20% level and at the maximum EPS target of $2.10 per share or greater (calculated before accrual of any bonus payments), the EPS bonus pool would be funded at the 150% level. If the Company’s actual EPS fell between the minimum and maximum targets of $1.58 and $2.10, then a proportionate percentage, between 20% and 150%, of the target bonus opportunity would be funded. For example, if the Company met the EPS target for funding at the 50% level, then the EPS bonus pool would be funded with an amount equal to 50% of all the corporate unit employees’ applicable target bonus percentages and 25% (50% of the 50% bonus dependent on the Company’s EPS) of the business unit employees’ applicable target bonus percentages.

The 2007 cash incentive plan allowed the final bonus pool to be allocated among eligible employees, other than the executive officers, by the business unit president for employees in his or her business unit and by the senior officer responsible for the various support departments within the corporate unit for employees within that corporate unit, in all cases subject to guidelines established by the Company. In the case of the Chief Executive Officer, the amount of the bonus would be set with reference to the formulas in the plan, which included a target bonus opportunity at 100% of base salary with payment dependent on the Company’s EPS results, and was not subject to any discretion other than that which may be exercised by our Compensation Committee. In the case of the other executive officers, the amount of the bonus would be set with reference to the formulas in the plan, and would be subject to the discretion of the Chief Executive Officer and the Compensation Committee.

In addition to the business unit president and senior officer discretion, the award of a bonus under the 2007 cash incentive plan was also subject to the participant’s individual performance rating. Individuals who receive an FM (fails to meet) performance rating in the Company’s standard annual individual performance review were not eligible for a cash incentive award.

The cash incentive plan delegates authority to the Compensation Committee, when determining the satisfaction of the performance targets, to take into account extraordinary, unusual or non-recurring events or items affecting the Company or any business unit or their financial results or related to the disposal of a business unit or assets or a change in accounting principles and to recognize changes in applicable laws or regulations. These adjustments will be made in a manner to maintain the deductibility under Internal Revenue Code Section 162(m) of compensation paid under this cash incentive plan to the extent that such regulation would otherwise impair the deductibility of compensation payable under this plan.

Annual Incentives: Outcome of 2007 Cash Incentive Plan.    In 2007, three business units, our international freight forwarding and non-vessel operating common carrier unit, our warehouse and distribution unit and our supply chain services unit, met their respective operating income targets, and employees of those units, which do not include any of the Named Executive Officers, earned their full business unit bonus (comprising 50% of their total bonus opportunity). The Company’s EPS before accrual for bonuses was $1.56, which did not meet the $1.58 minimum target for a 20% payment under the 2007 cash incentive plan. Accordingly, cash incentives were not paid to any employees, including any of the Named Executive Officers, for the EPS bonus component of the 2007 cash incentive plan.

Special Cash Award.    In February 2008, our Compensation Committee approved the payment of a special cash award to all eligible persons employed in mid-February 2008 (including employees of the business units that met their respective operating income targets under the 2007 cash incentive plan) equal to 20% of the employee’s target bonus opportunity or $750, whichever amount was greater. Amounts paid under this special discretionary award to the Named Executive Officers are set forth in the column entitled “Bonus” in the Summary Compensation Table below. In approving the special discretionary award, the Committee solicited management’s input on the impact that such awards would have and considered the Company’s progress on the four strategic initiatives set by the Chief Executive Officer and the Board, which were (1) continuing the development of a world-class intermodal product, (2) redefining our relationships with our major rail suppliers, (3) improving performance in our logistics segment and (4) rationalizing our cost structure and improving productivity. In deciding to make this discretionary cash award, our Compensation Committee also considered the Company’s circumstances during 2007 and continuing into 2008, including the significant senior personnel changes in 2007 and the restructuring activities which closed 4 offices and reduced headcount by 134, the challenges ahead for the Company in 2008 and the lack of incentive bonuses paid to most employees for 2007, to any employees for 2006, and, for many Company employees, for prior years. The Compensation Committee decided that this discretionary award would benefit the Company by sustaining the continued dedication of the Company’s current employees, motivating their heightened commitment to the Company to achieve its strategic and operational goals and rewarding the employees for their continued perseverance in a challenging economic and freight environment.

The amount of the award was set at 20% of the employee’s current bonus target level or $750 if greater, and did not differentiate between employees based on individual performance ratings or similar factors except that the employee must be in good standing (i.e., not subject to a performance improvement plan or not having a “fails to meet expectations” performance rating). Only persons employed by the Company at the time of payment were eligible to receive the award, and awards were pro-rated for those employed by the Company for less than a year. The Committee approved the across-the-board 20% special award without adjustment for subjective evaluation of individual performance to boost morale universally throughout the Company, to instill a team approach across all business units and to be consistent with the Company’s past approach in awarding discretionary cash awards.

In approving specifically the special discretionary award to the Chief Executive Officer, the Committee considered, without any particular weighting, the Company’s progress on its four strategic initiatives, as follows, as well as other elements of the Company’s and the Chief Executive Officer’s performance:

(1)	continuing the development of a world-class intermodal product, evidenced by 5.1% annual intermodal revenue growth, including 4.3% volume growth for our rail brokerage unit, 5.1% increase in Stacktrain domestic container volume, 6.0% increase in Stacktrain automotive volumes and 8.7% increase in Stacktrain international container volume;
(2)	redefining our relationships with our major rail suppliers, demonstrated by continuing discussions with all current rail suppliers and the new agreement in principle with the Burlington Northern for a significant expansion of our use of their system in 2008 and thereafter;
(3)	improving performance in our logistics segment, demonstrated by the 156.3% year-over-year increase in operating income;
(4)	rationalizing our cost structure and improving productivity, exceeding the goal of a $10 million decrease in selling, general and administrative expenses run rate compared to the run rate at the end of 2006.

The Committee also reviewed and approved the specific amounts that would be payable to the other executive officers in connection with its general approval of the special discretionary cash award.

Long-Term Compensation: Restricted Stock and other Awards under the 2006 Long-Term Incentive Plan.    In May 2007, the shareholders approved the adoption of the 2006 Long-Term Incentive Plan, or the “2006 Plan,” which allowed the Company to expand the range of equity-based incentives that may be issued to employees and consultants. The purpose of the 2006 Plan is to attract and retain the best available individuals for positions of substantial responsibility, provide incentive to employees and consultants to use their best efforts toward the Company’s continued success and to operate and manage the Company’s business in a manner that will provide for long-term growth and profitability, and align the long-term interests of employees and consultants with those of shareholders.

Initial grants of restricted stock were awarded to the Named Executive Officers and certain other officers during 2006, subject to shareholder approval of the 2006 Plan, which occurred at the 2007 annual meeting of shareholders and vest in equal annual installments of 25%, beginning June 1, 2007. These initial grants were made in connection with our CEO succession planning process and anticipated executive officer appointments and changes. With his promotion from Vice Chairman to Chairman of the Board and Chief Executive Officer in November 2006, the Board and the Compensation Committee approved an increase in the number of shares of restricted stock awarded to Mr. Uremovich to 100,000 shares. The number of shares awarded, vesting schedule and other terms of the initial grants were recommended by management. Factors considered in setting the award levels and vesting periods included, with no particular weighting, the value of the restricted stock awards, the importance of the executives to the Company’s long-term success, the long-term incentive practices of industry peers (with reference to a Pearl Meyer & Partners study undertaken in 2005 at management’s request) and the amount and vesting schedule of outstanding options held by the executives receiving restricted stock awards.

In August 2007, after shareholder approval of the 2006 Plan, our Compensation Committee awarded restricted stock to thirty officers and key employees of the Company, including an additional grant of 2,000 shares of restricted stock to Mr. Brashares in recognition of his promotion from Vice Chairman to Chief Operating Officer – Logistics Segment. Other than Mr. Brashares, no other Named Executive Officer received additional restricted stock awards in August 2007. These restricted stock awards granted in August 2007 vest in equal annual installments of 25%, beginning June 1, 2008. The Committee determined that the limited initial grants made in 2006 to only eight employees should be extended to thirty key members of the Company’s team to retain and motivate these employees and align their interests with the shareholders. The Committee also considered that many of the employees receiving the restricted stock grants had already vested in all or substantially all of their one-time option grants, and thus additional retention grants were needed to motivate their continued service. The number of shares of restricted stock granted to these thirty officers and key employees of the Company were recommended by management. Factors considered in setting the award levels included, with no particular weighting, the title and bonus category of the employee, their importance to the Company’s long-term success, the number of shares awarded under the initial grants, and the total expense to be recognized by the Company in connection with these awards.

We believe that the vesting of these restricted stock awards in 25% installments based on continued service over a four-year period will motivate the recipients to remain in the Company’s employ and to focus their efforts on operational and financial goals that will enhance shareholder value.

No compensation consultants were engaged specifically in connection with the restricted stock awards made in 2006 or 2007, although management did refer to a study performed by Pearl Meyer & Partners in early 2005 of long-term incentive practices of 22 peer transportation companies. The study analyzed the peers’ equity award plans generally, not by particular officer, and included the types of equity awards granted by the 22 peer companies, the vesting characteristics of the awards granted, the weighted average number of shares outstanding under the peers’ equity plans, the number of shares available for future grant, the three-year average number of shares awarded, recent equity plan changes and our ranking against the peers.

Long-Term Compensation: Stock Options under the 1999 and 2002 Stock Option Plans.    Before adoption of the 2006 Plan, the Company had two plans: the Pacer International, Inc. 1999 Stock Option Plan, as amended, or the “1999 Plan” and the Pacer International, Inc. 2002 Stock Option Plan, or the “2002 Plan,” providing solely for the grant of stock options. Our practice had been to grant options in connection with a person’s hiring or promotion or, less frequently, as a reward for strong work performance.

Options granted under the 1999 Plan before our initial public offering in 2002 were divided into three tranches, Tranche A, Tranche B and Tranche C. Tranche A options vest in five equal installments on the grant’s first five anniversary dates, provided the employee remains in Pacer’s employ on each anniversary date. Tranche B and C options vest on the date of grant’s seventh anniversary date if the employee is employed by us on that date but may also vest earlier in 20% increments over five years from the grant date if specified per share target values were attained. No options have been granted under the 1999 Plan since June 2002.

Options granted under the 2002 Plan generally vest in equal 20% increments on the first five anniversaries of the grant date. A few option grants under the 2002 Plan vest on the Tranche B and C schedule. With the adoption of the 2006 Plan, no further options have been or will be granted under the 2002 Plan.

Equity Grant Practices.    Our Compensation Committee has not generally exercised its discretion to amend stock option awards to change the vesting schedule or performance conditions (such as the stock price required for early vesting of the Tranche B or C options), except that in 2006, it approved amendments (applicable to all outstanding grants) to provide for accelerated vesting in the event of a change in control and, in 2007, approved the acceleration of vesting of options for some option holders in connection with their involuntary termination of employment. In each case where our Compensation Committee approved the acceleration of vesting of options, the options had been granted to the option holder more than four years before and would have vested, except for the termination of employment, within the next four months. Specifically in connection with Mr. Shurstad’s termination of employment, the Committee approved the acceleration of vesting of 2,000 shares from the scheduled vesting date of January 30, 2008 to his last date of employment on November 7, 2007 but did not accelerate the vesting of a portion of another option for 57,600 shares which was scheduled to vest on January 16, 2009, which unvested shares were forfeited.

All options and restricted stock granted since our initial public offering in 2002 have been granted with the approval of our Compensation Committee, and the exercise price of any options has been set at the closing price of our common stock on the date that the Compensation Committee approved the option grant. Generally, option grants and restricted stock awards are approved at our regularly scheduled quarterly meetings of our Board and its Committees, which are usually held just before we announce our quarterly or annual financial results. From time to time, our Compensation Committee has approved option grants outside of the regular meeting schedule by unanimous written consent to correspond to the date that a new non-employee director was appointed to the Board.

Other than our general practice of granting awards as discussed above, we have not adopted any program, plan or practice that requires us to grant equity-based awards on specified dates, and we have not made grants of awards that were timed to precede or follow the release or withholding of material non-public information. It is possible that we will establish programs and policies regarding the timing of equity-based awards in the future.

Impact of Restatement of Financial Statements.    Our Compensation Committee has not considered whether it would adjust or attempt to recover cash incentive compensation paid to any or all of our executive officers if the relevant performance objectives upon which such compensation were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts payable or paid. In accordance with Section 304 of the Sarbanes-Oxley Act of 2002, however, if we are required to restate our financial statements due to a material noncompliance with any financial reporting requirement under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer are legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive from us during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during such 12-month period. The 2006 Plan includes provisions to allow the plan administrator to direct the Company to recover all or a portion of any award under the plan or payment made to a grantee with respect to any fiscal year in which the Company’s financial statement are restated as a result of errors, omissions or fraud where such restatement negatively affects the Company’s financial results.

Employment Agreements.    As discussed below under the heading “Potential Payments Upon Termination or a Change in Control,” each of the Named Executive Officers (other than Mr. Orris) has signed an employment agreement agreeing to certain post-termination covenants in exchange for salary continuation for an established severance period. The employment agreements also establish a minimum base salary and a targeted bonus opportunity. We believe that entering into these employment agreements are in the Company’s best interests because the executives’ post-termination covenants provide important protections for the Company’s proprietary information and key relationships and the severance benefits motivate the executives to stay in the Company’s employ and to stay focused on improving the Company’s performance.

Supplemental Severance Program.    In February 2008, the Compensation Committee approved a supplemental severance program to mitigate the potential loss of key personnel to competitors or other opportunities offering greater certainty and stability. In designing this program, the Compensation Committee engaged independent outside counsel and an independent compensation consultant, Frederick W. Cook & Co., Inc. After consultation with independent counsel and compensation consultants and discussions with management, the Compensation Committee approved a supplemental severance program for certain employees of the Company, including Messrs. Brashares, Killea, Uremovich and Yarberry, that doubles the period during which severance would be payable, up to a maximum of 24 months, if the employee’s employment is terminated by the Company or its successor without cause or by the employee with “good reason” within 18 months after a change in control of the Company.

The employment agreements with Messrs. Killea and Uremovich currently provide that they are entitled to 24 months of severance pay, and thus the duration of their severance periods already is set at the 24 months maximum established under the supplemental severance program. However, as participants in the supplemental severance plan, Messrs. Killea and Uremovich could terminate their employment with the Company with “good reason” if circumstances meeting that definition occur within 18 months after a change of control, in which case the officer would be entitled to 24 months of severance.

A key protection of the supplemental severance program for participants is the addition of the right to terminate their employment with the Company with “good reason” within 18 months after a change in control of the Company and to receive the increased severance payment. The employment agreements of the Named Executive Officers (other than Mr. Brashares) do not provide for severance pay if the executive resigns or terminates employment, even if the employment termination were for “good reason.” Under the supplemental severance program, an executive will have “good reason” to terminate his or her employment with the Company if within 18 months after a change in control his or her base salary, target bonus percentage, contractual employee benefits, title, responsibilities or authorities are reduced, the Company materially breaches the participant’s employment agreement or the participant is required to relocate more than 50 miles from his or her current business office location and such event is not cured within any applicable cure period. The complete definition of “good reason” under the supplemental severance program is set forth under the heading “Potential Payments Upon Termination or a Change in Control.” The definition of a “change in control” is the same as in the 1999, 2002 and 2006 Plans and is also set forth in the discussion under the heading “Potential Payments Upon Termination or a Change in Control.”

Under this supplemental severance program, no payments are due upon the single trigger of a change of control of the Company. Upon the double trigger of a change of control followed by termination of employment without cause or with good reason within the next 18 months, the period during which existing severance benefits are payable would be doubled. Our Compensation Committee determined that as a customary double-trigger program, this supplemental severance program would assist in preventing the loss of key executives and managers to other employers and opportunities, and would thereby maintain the specialized expertise, management experience and dedicated efforts of the Company’s key executives and managers, which are significant assets of an asset-light transportation and logistics company like Pacer. It also determined that providing executives and managers with the right to terminate with “good reason” would benefit the Company and its shareholders by helping preserve the senior and key management team during the period of uncertainty following a change in control.

Additional information about the supplemental severance program is set forth in the discussion below under the heading “Potential Payments Upon Termination or a Change in Control.”

Other Change in Control Benefits.    As discussed above, vesting of the stock options granted under the 1999 and 2002 Plans and the restricted stock and options granted to date under the 2006 Plan accelerate upon a change in control of the Company. Vesting of future awards under the 2006 Plan will accelerate upon a change in control unless the plan administrator determines otherwise at the time of the award. We believe that the terms of the equity compensation plans and the employment agreements enhanced by the supplemental severance program discussed above provide an appropriate balance of single trigger (change of control alone) and double trigger (change of control with termination of employment) conditions.

Policies Relating to $1 Million and other Deduction Limits.    Section 162 of the Internal Revenue Code limits the deductibility for federal income tax purposes of annual compensation of the Named Executive Officers in excess of $1 million unless certain conditions are met. These conditions include that such compensation is based on the attainment, as certified by a committee of two or more outside directors, of pre-established, objective performance goals established in advance by this Committee and paid under a plan approved by shareholders. Awards under the Company’s long-term incentive plans, including the 2006 Plan, are intended to comply with the conditions of Code Section 162(m) such that compensation earned under these plans would be deductible. If other compensation programs should approach the $1 million limitation, the Company will consider this limitation, among other factors, in making compensation decisions in the future. Section 280G of the Internal Revenue Code limits the deductibility by the Company for federal income tax purposes of parachute payments after a change of control that exceed three times an employee’s base compensation amount, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on the executive who receives the excess payments. The supplemental severance program provides that if the payment of all or part of the increased severance benefit under the program would render the payments subject to the excise tax under Section 4999, then the enhanced severance benefit would be reduced such that the aggregate amount payable to the program participant that is included in the computation of parachute payments does not exceed 2.99 times the participant’s base amount (as defined in Section 280G).

Role of the CEO.    Our Chief Executive Officer generally makes initial recommendations to the Compensation Committee regarding base salary, salary adjustments, incentive compensation, including individual targeted bonus opportunity percentages, and other forms of cash and equity-based compensation to be paid other members of senior management. We expect that our Compensation Committee will continue to solicit input from our Chief Executive Officer with respect to compensation decisions affecting other members of the senior management team.

Committee Processes.    On at least an annual basis, our Compensation Committee approves the base salary and incentive compensation target of all executive officers. Our Compensation Committee has approved the grant of stock options under the 2002 Plan to any grantee and the grant of restricted stock and options under the 2006 Plan and is expected to approve any future awards to grantees under the 2006 Plan.

2007 SUMMARY COMPENSATION TABLE (1)

The following Summary Compensation Table sets forth information regarding compensation earned in or with respect to the fiscal years ended December 28, 2007 and December 29, 2006:

1.	the person who served as our chief executive officer in 2007,
2.	the person who served as our chief financial officer in 2007,
3.	our three other most highly compensated executive officers who were serving as an executive officer at the end of 2007, and
4.	two executives, Messrs. Munn and Shurstad, who were among our most highly compensated officers but who were no longer serving as executive officers at the end of 2007.

All of these officers are referred to in this proxy statement as the “Named Executive Officers.” Messrs. Uremovich, Yarberry, Brashares, Killea and Orris who are currently serving as executive officers of the Company are referred to in this proxy statement as the “Current NEOs.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen- sation ($) (5)	All Other Compen- sation ($) (6)	Total ($) (7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Michael E. Uremovich	2007	$450,000	$90,000	$1,096,134	$36,506	—	$105,817	$1,778,457
Chief Executive Officer and Chairman of the Board (8)	2006	$314,459	—	—	$63,082	—	$44,849	$422,390
Lawrence C. Yarberry	2007	$320,154	$32,015	$164,420	$17,974	—	$50,321	$584,884
Executive Vice President, Chief Financial Officer	2006	$312,576	—	—	$29,534	—	$39,644	$381,754
Jeffrey R. Brashares	2007	$315,000	$31,500	$92,784	—	—	$47,501	$486,785
Executive Vice President, Chief Operating Officer – Logistics Segment (9)
Michael F. Killea	2007	$309,338	$30,934	$164,420	$39,567	—	$25,357	$569,616
Executive Vice President, Chief Legal Officer and General Counsel	2006	$302,116	—	—	$45,778	—	$19,058	$366,952
Donald C. Orris	2007	$194,923	—	—	—	—	$211,343	$406,266
Interim President,	2006	$406,154	—	—	$25,687	—	$81,927	$513,768
Intermodal Segment (10)
Alex M. Munn	2007	$154,728	—	$41,460	$28,296	—	$510,082	$734,566
Former Executive Vice President, Chief Operating Officer-Logistics Segment (11)	2006	$311,723	—	—	$28,296	—	$35,345	$375,364
C. Thomas Shurstad	2007	$349,500	—	$241,850	$48,659	—	$853,429	$1,493,438
Former President (12)	2006	$356,876	—	—	$52,234	—	$47,055	$456,165

(1)	The columns relating to change in pension value and nonqualified deferred compensation earnings have been omitted because no compensation required to be reported in those columns was awarded to, earned by or paid to, any of the Named Executive Officers with respect to 2006 or 2007.

(2)	The amounts in this column set forth the special discretionary cash award made to the Current NEOs (other than Mr. Orris). The Company did not meet its minimum EPS target for any of the Named Executive Officers to receive a cash incentive under the 2007 cash incentive plan. For the reasons discussed in the “Compensation Discussion and Analysis,” our Compensation Committee approved this one-time special discretionary cash award. The amount of the special cash award was set at an amount equivalent to 20% of the Current NEOs (other than Mr. Orris) bonus target level under the 2007 cash incentive plan and was paid in February 2008.

(3)	The amounts in this column set forth the dollar amount of restricted stock award expense recognized in the applicable year for financial statement reporting purposes in accordance with FAS 123R, determined by reference to that portion of the vesting period that occurred in the applicable year based on the grant date fair value of the award. The awards of restricted stock shown in this table (other than the grant of 2,000 shares to Mr. Brashares in August 2007) were granted in 2006, subject to shareholder approval of the 2006 Plan, which occurred at the 2007 annual meeting of shareholders. Under FAS 123R, awards offered under a plan that is subject to shareholder approval are not considered granted until the approval is obtained, and, accordingly, no compensation expense for these awards was recognized in 2006. For additional information concerning these awards, see the discussion in note (2) to, and the discussion following, the “2007 Grants of Plan-Based Awards” table below. For information on awards of restricted stock forfeited in connection with Mr. Munn’s and Shurstad’s departures from the Company, please see Note (5) and (6), respectively, of the “2007 Grants of Plan-Based Awards” table below.

(4)	The amounts in this column set forth the dollar amount of option awards recognized in the applicable year for financial statement reporting purposes in accordance with FAS 123R, determined by reference to that portion of the vesting period that occurred in the applicable year based on the grant date fair value of the award. For Mr. Shurstad, the amount in this column for 2007 includes the expense associated with accelerating the vesting of 2,000 shares granted under an option from the scheduled vesting date of January 30, 2008 to the last day of his employment, November 7, 2007. The grant date fair value of each option grant is estimated using the Black-Scholes valuation model and the assumptions noted in the following table, which omits Messrs. Brashares and Orris as no such compensation expense was recognized for these officers in 2006 and 2007. The expected term of stock options is based on an analysis of historical exercise behavior. The expected volatility is based on the change in weekly prices of our stock over a 104-week period preceding each grant date. The risk-free interest rate is based on the implied yield on U.S. Treasury issues with a term equal to the expected term of the option. The dividend yield is 0% because at the time of grant we did not pay cash dividends on our common stock. No options were granted to the Named Executive Officers in 2006 or 2007. For information on options forfeited in connection with Mr. Munn’s and Shurstad’s departures from the Company, please see Note (5) and (6), respectively, of the “Outstanding Equity Awards at Fiscal Year End” table below.

Name	Expected Option Term	Volatility	Risk-Free Interest Rate	Dividend Yield
Michael E. Uremovich	6.1	32%	3.9%	0.0%
Lawrence C. Yarberry	7.0	0%	5.9%	0.0%
Michael F. Killea	7.0	0%	5.6%	0.0%
	7.0	47%	3.5%	0.0%
Donald C. Orris	7.0	0%	5.8%	0.0%
Alex Munn	7.0	0%	5.4%	0.0%
C. Thomas Shurstad	7.0	0%	5.4%	0.0%
	7.0	47%	3.5%	0.0%

(5)	The amounts shown in this column represent payments earned under our 2006 and 2007 annual cash incentive plans. For more information about this annual cash incentive plan and its 2007 outcome, please see the discussion under the heading “Compensation Discussion and Analysis.”

(6)	The amounts in the column entitled “All Other Compensation” represent all other compensation not properly reportable in columns (c) – (f). The 2007 amounts include severance due under contract in connection with termination of employment of $478,920 paid to Mr. Munn (representing 18 months of annual base salary) plus the Company’s payment of group health insurance premiums under COBRA for the severance period and severance of $780,000 payable to Mr. Shurstad (representing 24 months of annual base salary and paid over such period) plus the Company’s payment of group health insurance premiums under COBRA for 18 months, costing a total of $14,760. The Company’s obligation to pay severance to Mr. Shurstad is subject to his compliance with the continuing covenants under his severance agreement. For all of the Named Executive Officers, the amounts include 401(k) matching contributions, premiums paid for life and disability insurance and either a car allowance or the lease and repair payments for a company-supplied vehicle. For the Named Executive Officers other than Mr. Orris, the 2007 amounts also include dividends on unvested shares of restricted stock. Dividends paid in 2007 on restricted stock awards held by Messrs. Uremovich and Shurstad of 100,000 shares and 35,000 shares, respectively, were $60,000 and $21,000, respectively, which is the same annual rate of $.60 per share paid to all other shareholders. For Messrs. Brashares, Killea, Munn, Shurstad and Yarberry, the amounts also included club dues and fees. Amounts for Mr. Yarberry in 2006 and for Messrs. Brashares and Uremovich in 2007 include companion travel expenses. For Mr. Orris, the 2007 amounts include $39,500 in directors fees (including the standard monthly retainer of $4,000 for seven months and standard meeting fees of $11,500) for his service as a non-employee director during the period April 1 through November 6, 2007 and the value of two vehicles transferred to Mr. Orris (costing $144,479) in connection with his March 31, 2007 retirement from the Company. See note (10) below. For Mr. Uremovich, the amount also includes lodging expenses reimbursed for his use of an apartment in Dublin, Ohio, and in the case of the 2006 period, moving expenses for an automobile and personal effects from his residence in Santa Fe, New Mexico to Dublin, Ohio. Except as itemized above, no perquisite or other personal benefits reported for the Named Executive Officers exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that Named Executive Officer.

(7)	The amounts in this column represent the dollar value of total compensation for the year, equal to the sum of columns (c) through (h).

(8)	Mr. Uremovich became Chief Executive Officer and Chairman of the Board as of November 16, 2006. He served as Vice Chairman until this promotion.

(9)	Mr. Brashares became Executive Vice President, Chief Operating Officer for the Logistics Segment in June 2007. From January 2005 until June 2007, Mr. Brashares served as Vice Chairman of Commercial Sales. He was not a Named Executive Officer in 2006; accordingly, only compensation for 2007 is shown in the Summary Compensation Table.

(10)	During 2007, Mr. Orris, one of our directors, served as our Vice Chairman until his retirement as of March 31, 2007. In November 2007, in connection with Mr. Shurstad’s departure from the Company, Mr. Orris agreed to serve as Interim President, Intermodal Segment. During the period from April 1, 2007 through November 6, 2007, he served as a non-employee director and received director fees as discussed in Note (6) above. During 2006, Mr. Orris served as Chief Executive Officer and Chairman of the Board until November 2006 at which time he became Vice Chairman of the Company in connection with Mr. Uremovich’s appointment as Chief Executive Officer and Chairman. Mr. Orris did not receive any director fees during any period when he was serving as an executive officer.

(11)	Mr. Munn served as Executive Vice President, Chief Operating Officer for the Logistics Segment from February 2005 until his departure from the Company in June 2007.

(12)	Mr. Shurstad served as President of the Company from June 2006 until his departure from the Company in November 2007.

2007 GRANTS OF PLAN – BASED AWARDS (1)

The following table sets forth information regarding cash amounts that could have been received by our Named Executive Officers in respect of our fiscal year ended December 28, 2007 under our 2007 cash incentive plan and under restricted stock awards made to our Named Executive Officers. These represent all the grants of awards to our Named Executive Officers under any plan during or with respect to 2007.

Name	Grant Date (2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value
		Threshold	Target	Maximum
Michael E. Uremovich	5/3/2007	$90,000	$450,000	$675,000	100,000		$2,764,000
Lawrence C. Yarberry	5/3/2007	$32,015	$160,077	$240,115	15,000		$414,600
Jeffrey R. Brashares	5/3/2007 8/7/2007	$31,500	$157,500	$236,250	8,000 2,000	$ $	221,120 44,820
Michael F. Killea	5/3/2007	$30,934	$154,669	$232,003	15,000		$414,600
Donald C. Orris (4)	—	—	—	—	—		—
Alex M. Munn (5)	5/3/2007	$14,783	$73,916	$110,873	6,000		$165,840
C. Thomas Shurstad (6)	5/3/2007	$49,845	$249,226	$373,839	35,000		$967,400

(1)	The columns relating to “Estimated Future Payouts Under Equity Incentive Plan Awards,” “All Other Option Awards” and the corresponding exercise price thereof have been omitted because no amounts required to be reported in those columns was awarded to any of the Named Executive Officers with respect to 2007.

(2)	The awards of restricted stock shown in this table (other than the grant of 2,000 shares to Mr. Brashares in August 2007) were granted in 2006, subject to shareholder approval of the 2006 Plan. Under FAS 123R, awards offered under a plan that is subject to shareholder approval are not considered granted until the shareholder approval is obtained. The shareholders approved the 2006 Plan on May 3, 2007. Accordingly, the grant date is deemed to be May 3, 2007.

(3)	For more information about our annual cash incentive plan and the outcome of the plan for 2007, see the discussion above under the heading “Compensation Discussion and Analysis – Annual Incentives.” Each of the Named Executive Officers (other than Mr. Orris) participated in our annual cash incentive plan for 2007. As more fully discussed in the Compensation Discussion and Analysis, 100% of the Named Executive Officers’ (other than Mr. Orris) target bonus opportunities for 2007 was tied to the achievement of the EPS target established under the 2007 cash incentive plan, with 20% of the target bonus being payable if the minimum EPS target was achieved and 150% of the target bonus being payable if the maximum EPS target was achieved. Accordingly, a Named Executive Officer with a target bonus equal to 50% of his base salary would receive 10% of his base salary if the minimum EPS target was achieved and 75% of his base salary if the maximum EPS target bonus was achieved. The threshold, target and maximum payout under the 2007 cash incentive plan is a percentage of the executive’s base salary set forth in the following table, assuming that the executive worked the full fiscal year:

Name	Percentage of Base Salary			Annual Base Salary
	Threshold	Target	Maximum
Michael E. Uremovich	20%	100%	150%	$450,000
Lawrence C. Yarberry	10%	50%	75%	$320,154
Jeffrey R. Brashares	10%	50%	75%	$315,000
Michael F. Killea	10%	50%	75%	$309,338
Alex M. Munn	10%	50%	75%	$319,280
C. Thomas Shurstad	15%	75%	112.5%	$390,000

Messrs. Munn and Shurstad worked 46% and 85% of the year, respectively. Generally, only employees who are employed by the Company on the date the cash incentive is paid, usually in mid-February of the following year, are eligible to receive the cash incentive. The severance agreements of Messrs. Shurstad and Munn (which reflect the provisions of their respective employment agreements) provide for the payment of a pro-rata bonus for the period of employment in 2007, if and to the extent such bonuses were earned under the terms of the 2007 cash incentive plan; no bonuses were earned by any of the Named Executive Officers under the 2007 cash incentive plan so no bonus payments were made under the 2007 plan to any of the Named Executive Officers (including Messrs. Munn and Shurstad).

(4)	Mr. Orris did not receive any awards of restricted stock during 2007 and, as agreed at the time of his rejoining the Company as Interim President for the Intermodal Segment in November 2007, did not participate in the 2007 cash incentive plan.

(5)	Mr. Munn served as Executive Vice President, Chief Operating Officer for the Logistics Segment from February 2005 until his departure from the Company in June 2007. Since Mr. Munn worked 46% of the year, the amounts shown in the table are 46% of the amounts that would have been payable at threshold, target and maximum levels if Mr. Munn had worked the full year. The table shows the full number of shares of restricted stock granted to Mr. Munn on May 3, 2007, of which 1,500 vested on June 1, 2007. As provided under the terms of the restricted stock award agreement, 4,500 unvested shares of restricted stock held by Mr. Munn were forfeited when he ceased to be an employee. His last day of employment was June 18, 2007.

(6)	Mr. Shurstad, who had served as President of the Company since June 2006, left the Company in November 2007. Since Mr. Shurstad worked 85% of the year, the amounts shown in the table are 85% of the amounts that would have been payable at threshold, target and maximum levels if Mr. Shurstad had worked the full year. The table shows the full number of shares of restricted stock granted to Mr. Shurstad on May 3, 2007, of which 8,750 vested on June 1, 2007. As provided under the terms of the restricted stock award agreement, 26,250 unvested shares of restricted stock held by Mr. Shurstad were forfeited when he ceased to be an employee. His last day of employment was November 7, 2007.

The following discussion describes the material terms that will apply to the restricted stock awards noted in the table above. Under the terms of the award approved by our Compensation Committee and our Board, the vesting of these restricted stock awards to the Named Executive Officers (other than the grant of 2,000 shares to Mr. Brashares in August 2007) relate back to the date of Compensation Committee and Board initial consideration of the awards, June 1, 2006, and the awards vest in 25% increments subject to the executive’s continued service to Pacer on each such June 1 vesting date from 2007 through 2010. For Mr. Brashares and other employees granted restricted stock in August 2007, under the terms of the award approved by our Compensation Committee, the awards vest in 25% increments subject to the executive’s continued service to Pacer on each such June 1 vesting date in 2008 through 2011. The unvested portion of any of these restricted stock award will vest immediately upon a change in control of Pacer or in the event of the death or disability of the grantee.

For the definition of a change in control under the 2006 Plan, please see the additional information under the heading “Potential Payments Upon Termination or Change in Control.”

The grantee is entitled to cash dividends on, and has the right to vote, the restricted shares. During 2007, dividends were paid at the rate of $.15 per share per quarter.

Until the restricted shares have vested, the shares may not be sold, pledged or transferred. For more information about the reason for and the timing of the grant of these restricted stock awards and the number of shares awarded, please see the discussion under the heading “Compensation Discussion and Analysis – Long-Term Compensation: Restricted Stock and other Awards under the 2006 Long-Term Incentive Plan.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (1)

The following table provides information as of December 28, 2007 regarding unexercised options and restricted stock awards held by each of our Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercis- able	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Michael E. Uremovich	30,000	20,000	$19.66	1/27/2014	75,000	$1,111,500
Lawrence C. Yarberry	20,000	—	$12.50	8/10/2010	11,250	$ 166,725
Jeffrey R. Brashares	—	—	—	—	8,000	$ 118,560
Michael F. Killea	32,000 8,000	48,000 2,000	$12.50 $19.65	8/22/2011 7/30/2013	11,250	$ 166,725
Donald C. Orris	—	—	—	—	—	—
Alex M. Munn (5)	—	—	—	—	—	—
C. Thomas Shurstad (6)	10,000 18,400	— —	$13.74 $15.00	2/5/2008 2/5/2008	—	—

(1)	The Stock Awards columns relating to “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” have been omitted because the Named Executive Officers do not have any unearned unexercised options or shares, units or rights relating to stock awards under an equity incentive plan.

(2)	Options granted to the Named Executive Officers vest in five equal annual installments beginning on the first anniversary of the grant dates, except for the grant to Mr. Killea with an exercise price of $12.50 and options granted to Mr. Munn and Shurstad as discussed in Notes (5) and (6) below. The grant dates for the foregoing options are ten years before the option expiration date listed above. For example, the grant date for Mr. Uremovich’s option to purchase 50,000 shares was January 27, 2004. The options granted to Mr. Killea with a $12.50 exercise price were granted in 2001 under the 1999 Plan and are divided into two tranches, Tranche B and Tranche C. The unvested portions of the Tranche B and C options will vest on August 22, 2008, subject to his employment on that date but could have vested earlier in 20% increments over five years from the grant date if specified earnings or per share targets had been attained. Of these options, 32,000 shares of the Tranche B and C options vested upon achievement of the specified earnings or per share targets.

(3)	The amounts in this column represent restricted stock awards granted under the 2006 Plan. The restricted stock awards listed above will vest in 25% increments, subject to the Named Executive Officer’s continued service to the Company on the next four annual vesting dates beginning on June 1, 2007, except for the grant of 2,000 additional shares of restricted stock granted to Mr. Brashares on August 7, 2007, which begins vesting on the same four year schedule on June 1, 2008. For additional information concerning these restricted stock awards, see Note (2) to, and the discussion following, the “2007 Grants of Plan-Based Awards” table.

(4)	The amount shown in this column represents the number of shares of restricted stock that have not vested as of December 28, 2007, multiplied by $14.82, the closing price of the Company’s common stock on December 28, 2007, the last day of the Company’s fiscal year. Under the terms of the restricted stock award agreement, unvested shares of restricted stock are forfeited on the date that the person’s employment with the Company is terminated. On June 18, 2007, the last day of employment, 4,500 unvested shares of restricted stock held by Mr. Munn were forfeited. On November 7, 2007, the last day of employment, 26,250 unvested shares of restricted stock held by Mr. Shurstad were forfeited.

(5)	Mr. Munn was granted an option on May 6, 2002, to purchase 60,000 shares of Pacer’s common stock under the 1999 Plan which was divided into two tranches, Tranche B and Tranche C. The Tranche B and C options would have vested on May 6, 2009, subject to his employment on that date but could have vested earlier in 20% increments over five years from the grant date if specified earnings or per share targets were attained. Before his departure from the Company, 24,000 shares vested upon achievement of the specified earnings or per share targets. As provided in the 1999 Plan and related option agreement, the unvested portion of the option (36,000 shares) became null and void on June 18, 2007, the date his employment with the Company terminated, and the vested portion of the option (24,000 shares) would automatically terminate and become null and void if not exercised within 90 days of termination of employment. Mr. Munn exercised the vested portion of the option as shown in the following “Option Exercises and Stock Vested” table.

(6)

Mr. Shurstad was granted two options: one on January 16, 2002 to purchase 96,000 shares of Pacer’s common stock under the 1999 Plan and another granted on January 30, 2003 to purchase 10,000 shares of Pacer’s common stock under the 2002 Plan. The option granted in 2002 under the 1999 Plan was divided into two tranches, Tranche B and Tranche C. The Tranche B and C options would have vested on January 16, 2009, subject to his employment on that date but could have vested earlier in 20% increments over five years from the grant date if specified earnings or per share targets were attained. Before this departure from the Company, 18,400 shares vested upon achievement of the specified earnings or per share targets. The unvested portion (57,600 shares) of this option became null and void the day after his employment terminated, and the vested portion (18,400 shares) becomes null and void if not exercised within 90 days from the last day of employment. The option granted in 2003 under the 2002 Plan vested in five equal annual installments beginning January 30, 2003 with the last installment of 2,000 shares vesting on January 30, 2008. In view of the short period between Mr. Shurstad’s termination date (November 7, 2007) and the last vesting date of the option granted in 2003 (January 30, 2008) and as consideration for his execution of Pacer’s standard severance and release agreement, our Compensation Committee approved the acceleration of vesting of the last installment of 2,000 shares to the last day of Mr. Shurstad’s employment. This option to purchase a total of 10,000 shares remains exercisable for a period of 90 days after termination. The option expiration date shown in the table is the ninetieth (90th ) day after Mr. Shurstad’s employment termination date of November 7, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises and vesting of restricted stock held by our Named Executive Officers during 2007.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Uremovich	—	—	25,000	$675,250
Lawrence C. Yarberry (2)	11,000	$287,760	3,750	$101,288
Jeffrey R. Brashares	—	—	2,000	$ 54,020
Michael F. Killea	—	—	3,750	$101,288
Donald C. Orris	—	—	—	—
Alex M. Munn (3)	24,000	$137,520	1,500	$ 40,515
C. Thomas Shurstad	—	—	8,750	$236,338

(1)	The amount in this column represents the number of shares vested multiplied by $27.01, the closing market price of our common stock on June 1, 2007, the vesting date of the shares.

(2)	Under a Rule 10b5-1 trading plan, on January 31, 2007, Mr. Yarberry exercised an option to purchase 11,000 shares of Pacer’s common stock and sold the shares acquired on exercise. The amount represents the difference between the $31.16 closing price of our common stock on the exercise date and the $5.00 exercise price, multiplied by 11,000 shares.

(3)	On August 20, 2007, Mr. Munn exercised an option to purchase 24,000 shares of Pacer’s common stock and sold the shares acquired on exercise. The amount represents the difference between the $20.73 closing price of our common stock on the exercise date and the $15.00 exercise price, multiplied by 24,000 shares.

PENSION BENEFITS

None of our Named Executive Officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following or in connection with retirement.

NONQUALIFIED DEFERRED COMPENSATION

None of our Named Executive Officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements.    Each of the Named Executive Officers (other than Messrs. Munn and Shurstad who are now parties to severance agreements with the Company and Mr. Orris who does not have an employment agreement covering his interim service to the Company) is a party to an employment agreement with the Company or one of its subsidiaries. Each of the employment agreements with Messrs. Uremovich, Yarberry, Brashares, and Killea provides for the Company to pay severance for a set period if the Company terminates the executive’s employment at any time without “cause.” Upon termination of employment for any reason, each of these officers is entitled to the unpaid portion of his base salary through the date of termination, reimbursement of business expenses and unpaid portions of amounts earned before termination under employee benefit plans in which the executive participated, such as vacation benefits, except for those benefits that require that the executive be employed as of the end of the applicable period for the benefits to accrue. If the executive’s employment were terminated by the Company without cause, the executive is also entitled to continued salary for the severance period listed below and a pro-rata bonus if and to the extent such bonuses were earned under the terms of the Company’s cash incentive plan with respect to the year in which the executive’s employment is terminated.

Upon an executive’s death or disability, the executive would also be entitled to payments under certain life and disability insurance programs provided by the Company. For instance, the death benefit under executive life insurance provided by the Company is 200% of annual salary, up to a maximum of $600,000. There is no obligation for the Company to continue to provide perquisites or health care benefits.

The severance periods for Messrs. Uremovich, Yarberry, Brashares, and Killea in their employment agreements currently in effect are as follows:

Name	Severance Period
Michael E. Uremovich	24 months
Lawrence C. Yarberry	12 months
Jeffrey R. Brashares	12 months
Michael F. Killea	24 months

As defined under the employment agreements, “cause” means willful misconduct with respect to the business and affairs of the Company, willful neglect of the executive’s duties or the failure to follow the lawful directions of the Board or more senior officers of the Company to whom the executive reports, the material breach of any provision of the employment agreement or any other written agreement between the executive and the Company and, if such breach is capable of being cured, the executive’s failure to cure such breach within 30 days of receipt of written notice thereof, the executive’s commission of a felony or an act of fraud or financial dishonesty with respect to the Company or the executive’s conviction for a crime involving moral turpitude or fraud.

Under the employment agreements, a change in control of the Company does not, in and of itself, trigger any entitlement to severance or other benefits or protections. For the Current NEOs (other than Mr. Orris) who are participating in the supplemental severance program adopted in February 2008 described in the Compensation Discussion and Analysis and further described below, the period during which severance pay would be payable under his employment agreement is doubled (up to 24 months) if the executive’s employment is terminated by the Company without cause or by the executive with good reason within 18 months after a change in control. Although a change in control alone does not trigger any entitlement to severance or other benefits under either the employment agreement or the supplemental severance program, outstanding equity awards do, however, become vested upon a change in control under applicable award agreements as discussed below.

Under their employment agreements, in order to be entitled to severance payments, each of the Current NEOs (other than Mr. Orris who does not currently have an employment agreement) has agreed to not disclose our confidential business information and trade secrets; to grant and assign inventions to the Company; and, in agreements and amendments entered into since 1998, not to participate in a business that competes with us (other than for employees in California) and not to solicit our employees, customers, vendors, agents or contractors to alter adversely their relationship with us. Each of Messrs. Uremovich’s, Yarberry’s, Brashares’, and Killea’s entitlement to receive severance payments is contingent upon such executive’s not being in breach of any provision of his employment agreement that survives termination and not engaging in any activity or conduct proscribed by the confidentiality and noncompetition/ nonsolicitation covenants in the employment agreement.

The Company has not entered into an employment agreement with Mr. Orris in connection with his temporary service as Interim President, Intermodal Segment.

Equity Compensation.    Outstanding options granted under the 1999 and 2002 Plans automatically vest upon a change in control. Under the 2006 Plan, any award outstanding on the date of a change in control that is not yet exercisable and vested or earned on such date will become fully exercisable and vested or earned on the date of such change in control unless otherwise determined by the plan administrator on the grant date and set forth in the applicable award agreement. The plan administrator also has additional authority under the 2006 Plan to take other actions in connection with a change in control. All outstanding restricted stock and options granted to date under the 2006 Plan automatically vest upon a change in control.

As defined in the 1999, 2002 and 2006 Plans, a “change in control” occurs if:

(1)	any person or group (other than the Company, any subsidiary or Company employee benefit plan) becomes the beneficial owner of 50% or more of the Company’s voting securities;
(2)	a merger, consolidation, share exchange or other reorganization of the Company, other transaction requiring shareholder approval, or sale or disposition of all or substantially all of the Company’s assets is consummated unless immediately following the consummation of the transaction:
a.	more than 50% of the total combined voting power of the entity resulting from the transaction (or ultimate parent corporation) is held by voting securities of the Company immediately before the transaction and such voting power is in substantially the same proportion as the voting power of such voting securities of the Company immediately before the business combination, and
b.	a majority of the board or other governing body of the resulting entity were directors of the Company at the time that the transaction was approved;
(3)	the individuals constituting the Board as of August 1, 2006 (the “incumbent board”) cease to constitute a majority of the Board members; provided, however, that any individual who is approved by 2/3rds of the directors then constituting the board will be considered part of the incumbent board unless the individual’s assumption of office occurs as a result of an actual or threatened proxy contest related to the election of directors; or
(4)	the shareholders approve a plan of complete liquidation or dissolution.

Supplemental Severance Program.    In February 2008, our Compensation Committee approved a supplemental severance program for certain employees of the Company, including Messrs. Brashares, Killea, Uremovich and Yarberry, that doubles the period of severance pay, up to a maximum of 24 months, if the employee’s employment is terminated by the Company without cause or by the employee with “good reason” within 18 months after a change in control of the Company. The employee will have “good reason” to terminate employment and receive the enhanced severance if any of the following events or circumstances occurs within 18 months after a change in control:

(1)	any reduction in the employee’s annual base salary, target bonus percentage or opportunity, employee benefits or fringe benefits required to be provided under the employee’s employment agreement, provided that the employee notifies the Company, in writing, of the reduction and, if the reduction is capable of being cured, the Company fails to cure it within 30 days after the Company’s receipt of the written notice;
(2)	any material reduction in the employee’s position, title, duties, reporting responsibilities or authorities; provided that the employee notifies the Company, in writing, of such material reduction and, if such material reduction is capable of being cured, the Company fails to cure it within 30 days after the Company’s receipt of the written notice;
(3)	any material breach by the Company of its obligations to the employee under any employment or other written agreement between the Company and the employee and, if such breach is capable of being cured, the Company fails to cure the same within 30 days after the Company’s receipt of written notice of such breach; or
(4)	the Company’s requirement that the employee relocate his or her principal office or place of employment with the Company or its subsidiary to a location that is more than fifty (50) miles from the present location of the employee’s principal office.

The definition of a change in control used in the supplemental severance program is the same as the definition used in the 1999, 2002 and 2006 Plans.

The following table describes the potential payments and benefits upon termination or a change in control of the Company for Messrs. Uremovich, Yarberry, Brashares, and Killea as further explained in the footnotes below, assuming that the executive’s employment is terminated or a change in control has occurred, both effective as of December 28, 2007, the last day of our fiscal year. No information is provided for Mr. Orris as there is no employment agreement or other understanding regarding severance or other benefits upon a termination of employment or change in control, and he does not currently have any outstanding options or restricted stock awards from the Company. Information about severance and other benefits paid and payable to Messrs. Munn and Shurstad is set forth below in the paragraph entitled “Disclosure regarding Named Executive Officers who are not Currently Serving.”

	Termination of Employment		Change in Control
Name	Termination other than by the Company without Cause (1)	Termination by the Company without Cause (2)	Option Grants (3)	Stock Awards (4)	Termination by the Company without Cause or by the Employee with Good Reason within 18 months after a Change in Control (5)	Total
Michael E. Uremovich	—	$900,000	—	$1,111,500	$900,000	$2,011,500
Lawrence C. Yarberry	—	$320,154	—	$ 166,725	$640,308	$807,033
Jeffrey R. Brashares	—	$315,000 (6)	—	$ 118,560	$630,000	$748,560
Michael F. Killea	—	$618,674	$111,360	$ 166,725	$618,674	$896,759

(1)	In the case of termination by the Company for cause, termination upon death or disability or voluntary resignation by the executive, the executive is entitled to unpaid base salary, unreimbursed business expenses and unpaid portions of amounts earned before termination under employee benefit plans in which the executive participated. The amount in this column assumes that as of the end of 2007 all accrued base salary had been paid, all business expenses have been paid and the executive had used all vacation time available so that no vacation pay or other employee benefit plan amounts were due and owing on the date of termination. Upon an executive’s death or disability, the executive would be entitled to payments under certain life and disability insurance programs provided by the Company. For instance, the death benefit under executive life insurance provided by the Company is 200% of annual salary, up to a maximum of $600,000.

(2)	Assuming that the Company had terminated the executive’s employment without cause effective as of December 28, 2007, the executive would have been entitled to continued salary for the severance period contained in his employment agreement and a pro-rata bonus if and to the extent such bonuses were earned under the terms of the Company’s cash incentive plan. Since no amounts were earned for 2007 under the Company’s cash incentive plan, the amount in this column does not include any pro-rata incentive compensation plan payments. The amount shown is paid in bi-weekly installments over the severance period but has not been adjusted to present value. There is no obligation for the Company to continue to provide perquisites or health care benefits after termination. In the past for certain executive officers, on a case-by-case basis, the Company has agreed to pay for COBRA premiums for executives and to continue the car allowance during the severance period as consideration for certain concessions by the executive. Executives who have use of a car leased by the Company generally have been permitted to either buy the vehicle from the leasing company at the price established in the lease agreement or to return the vehicle as permitted under the lease agreement.

(3)	The amounts in this column represent the value of unvested options that would have vested upon a change of control and are calculated as the difference between the option exercise price and $14.82, the closing price of the Company’s common stock on December 28, 2007, the last day of the Company’s fiscal year, multiplied by the number of unvested options. Messrs. Yarberry and Brashares have no unvested options. No amount is shown for Mr. Uremovich as his unvested options have an exercise price of $19.66 which is greater than the closing price on December 28, 2007.

(4)	The amounts in this column represent the value of unvested shares of restricted stock that would have vested upon a change of control and is calculated by multiplying the number of unvested shares by $14.82, the closing price of the Company’s common stock on December 28, 2007, the last day of the Company’s fiscal year.

(5)	The supplemental severance program was not in effect as of the last day of our fiscal year. For illustrative purposes, the amounts in this column assume that this program had been adopted by the last day of our fiscal year, that a transaction meeting the definition of a change in control had occurred within the prior 18 months and that the executive’s employment had been terminated without cause or with “good reason.” Since Messrs. Brashares’ and Yarberry’s employment agreements provide for 12 months of severance pay at their respective base salary amounts (currently $320,154 per year for Mr. Yarberry and $315,000 per year for Mr. Brashares), the amount payable under the supplemental severance program adopted in February 2008 would be 24 months of severance pay. Currently under his employment agreement, each of Messrs. Killea and Uremovich is entitled to 24 months of severance pay, but as a participant in the new supplemental severance program, each officer could terminate with “good reason” if circumstances meeting that definition occur within 18 months after a change of control, in which case the officer would be entitled to the same 24 months of severance.

(6)	Under the amended and restated employment agreement with Mr. Brashares, the payments and obligations triggered by the Company’s termination of his employment without cause will also be triggered if Mr. Brashares terminates his employment with “good reason.” Mr. Brashares will have “good reason” to terminate his employment if (1) his then current base salary is reduced, (2) the Company reduces the benefits required to be paid to him under the agreement and fails to cure the breach within 30 days after receipt of notice of the benefits reduction, (3) the Company breaches any material obligation under his employment agreement and fails to cure the breach within 30 days after receipt of notice of the breach, or (4) his principal office is relocated more than 100 miles from Columbus, Ohio without his consent. The company first entered into an employment agreement with Mr. Brashares, who was one of the founders of RailVan, Inc., in connection with the Company’s acquisition of RailVan. The provisions in the amended and restated employment agreement with Mr. Brashares reflect the negotiated provisions of the previous employment agreement.

Disclosure regarding Named Executive Officers who are not Currently Serving.    Under the severance agreements entered into between the former executive and the Company, which correspond to and supersede the terms of the executive’s employment agreement, Mr. Munn has received severance pay of $478,920, representing 18 months of his base salary of $319,280 and Mr. Shurstad is continuing to receive the equivalent of his base salary of $390,000 for a period of 24 months (equaling $780,000). The Company is also paying their health insurance premiums for continued coverage under COBRA for a period of 18 months from the date of termination, which will cost a total of $6,863 for Mr. Munn and $14,742 for Mr. Shurstad. The former executive’s right to severance is subject to his compliance with the continuing covenants in his severance agreement. The severance agreements of Messrs. Munn and Shurstad provide for a bonus pro-rated through the period of service in 2007 if and to the extent such bonuses were earned under the terms of the 2007 cash incentive plan. Since the Company did not achieve the EPS target for payment of the EPS bonus, none of the Named Executive Officers was entitled to a cash incentive under the 2007 cash incentive plan and, accordingly, no pro-rata bonus was payable to Messrs. Munn or Shurstad. Neither Mr. Munn nor Mr. Shurstad is entitled to any additional payments under such severance agreements upon a change in control.

EMPLOYMENT AND RELATED AGREEMENTS

As discussed above under the headings “Compensation Discussion and Analysis” and “Potential Payments Upon Termination or a Change in Control,” each of the Current NEOs (other than Mr. Orris) is a party to an employment agreement with the Company. Under these agreements, the executives have agreed to certain post-termination covenants in exchange for salary continuation for the established severance period. The duration of the severance periods and corresponding noncompete/nonsolicitation periods under the respective employment agreements are set forth in the table above under the heading “Potential Payments Upon Termination or a Change in Control.” The post-termination covenants relate to the non-disclosure of our confidential business information and trade secrets; the disclosure, grant and assignment of inventions; and, in agreements and amendments entered into since 1998, not to participate in a business that competes with us (other than for employees in California) and not to solicit our employees, customers, vendors, agents or contractors to alter adversely their relationship with us.

The employment agreements also establish a minimum base salary and bonus target. Additional information about the employment agreements of each of the Current NEOs (other than Mr. Orris) is set forth in the table below:

Name	Date of the Agreement (1)	Minimum Base Salary (Current Base Salary)	Minimum Bonus Target (Current Bonus Target) (2)
Michael E. Uremovich	October 1, 2003	$286,000 ($450,000)(3)	50%(100%)(3)
Lawrence C. Yarberry	December 1, 1998	$175,000 ($320,154)	(50%)(4)
Jeffrey R. Brashares	March 1, 2003	$250,000 ($315,000)	50%
Michael F. Killea	August 22, 2001	$275,000 ($309,338)	50%

(1)	The employment agreement with Mr. Yarberry had an initial term of two years, with automatic one-year renewals on each anniversary of the commencement date, unless terminated by the Company or the executive as provided under the agreement. The employment agreements for Messrs. Uremovich, Brashares and Killea provide that they continue in effect unless terminated upon notice by the executive or the Company.

(2)	Each employment agreement provides that the actual amount of the annual performance bonus for a given year, if any is granted, is set by the Board, and the performance bonus plan for any year may be changed from time to time by the Board.

(3)	Mr. Uremovich’s base salary was increased to $450,000 and his annual incentive plan target was increased to 100% of his base salary upon his promotion to Chairman and Chief Executive Officer on November 16, 2006.

(4)	The employment agreement for Mr. Yarberry did not establish a minimum incentive compensation plan target as a percentage of base salary. Rather, Mr. Yarberry’s agreement provides that he is entitled to receive an annual incentive in such amount, and subject to the satisfaction of such conditions, as our Board may determine. By subsequent Board action, Mr. Yarberry’s incentive compensation incentive percentage has been set at 50% of his base salary.

When he retired from the Company, the employment agreement with Mr. Orris terminated in accordance with its terms. The Company has not entered into an employment agreement with Mr. Orris since he returned to the Company to serve as Interim President, Intermodal Segment.

Mr. Munn and Shurstad are no longer parties to an employment agreement with Pacer. Their employment agreements, which have been replaced by severance agreements, were substantially the same as the employment agreements in effect with the current NEOs as described above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires our executive officers and directors, and any persons beneficially owning more than 10% of a class of our stock, to file certain reports on ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders are also required to furnish the Company with copies of the forms they file. Based solely on a review of copies of such reports we received and on written representations from certain reporting persons, we believe that during 2007, our executive officers and directors filed with the SEC on a timely basis all required reports relating to transactions involving our equity securities beneficially owned by them, except for one late report for Mr. Coates reporting a purchase of 1,000 shares and one late report each for Marc Jensen and James Ward to report the grant of 2,000 shares and 6,000 shares, respectively, of restricted stock granted under the 2006 Plan. Both of these equity awards to Messrs. Jensen and Ward were approved by our Compensation Committee and are exempt transactions under Section 16 of the Exchange Act. To the Company’s knowledge, there were no greater than 10% shareholders during 2007.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2008 Annual Meeting should deliver a written copy of their proposal to our principal executive offices no later than November 14, 2008. Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials.

Except for shareholder proposals to be included in our proxy statement and proxy card, to be timely under our bylaws, any nomination for director or other proposal made by a shareholder must be received by the Company no earlier than November 14, 2008 and not later than December 14, 2008. If we change the date of the 2009 annual meeting of shareholders to be earlier than April 5, 2009 or later than July 4, 2009, we must receive notice of the shareholder nomination or proposal (1) no earlier than 90 days before the actual meeting date nor later than 60 days before the actual meeting date or (2) the tenth day after the date on which public announcement of the annual meeting is first made, whichever is later. Any shareholder notice nominating any person as a director or making any other proposal must include certain additional information as specified in our bylaws. You may obtain a copy of the relevant bylaw provisions by writing or calling the Company’s Corporate Secretary at the address and telephone number noted under “Other Matters” below.

The Company may solicit proxies in connection with next year’s annual meeting which confer discretionary authority to vote on any shareholder proposals or nominations of which the Company does not receive notice by January 29, 2009. All shareholder proposals and nominations should be sent to 2300 Clayton Road, Suite 1200, Concord, CA 94520, Attention: Corporate Secretary.

DELIVERY TO SHAREHOLDERS SHARING ADDRESS

If a shareholder has requested that we mail a copy of this proxy statement, only one proxy statement and Annual Report on Form 10-K for our 2007 fiscal year will be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of such shareholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement or the Annual Report on Form 10-K for our 2007 fiscal year to a shareholder at a shared address to which a single copy was sent. Shareholders residing at a shared address who would like to request an additional copy of the proxy statement or Annual Report on Form 10-K now or with respect to future mailings (or to request to receive only one copy of our proxy statement or Annual Report on Form 10-K if multiple copies are being received) may write or call the Company’s Corporate Secretary at Pacer International, Inc., 2300 Clayton Road, Suite 1200, Concord, CA 94520, or (925) 887-1400.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that other matters will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Our Annual Report on Form 10-K for our 2007 fiscal year is available for shareholders at www.pacer-international.com. Upon request, we will furnish to shareholders without charge a copy of our Annual Report on Form 10-K for our 2007 fiscal year. The Form 10-K has been filed with the SEC. Shareholders may obtain a copy by writing or calling the Company’s Corporate Secretary at Pacer International, Inc., 2300 Clayton Road, Suite 1200, Concord, CA 94520, or (925) 887-1400.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa Ormand Taylor
Vice President, Assistant General Counsel and Corporate Secretary
Dated: March 14, 2008

PROXY	PROXY

PACER INTERNATIONAL, INC.

2300 Clayton Road, Suite 1200

Concord, California 94520

ANNUAL MEETING OF SHAREHOLDERS – MAY 6, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Pacer International, Inc. (the “Company”) hereby appoints Lawrence C. Yarberry and Michael F. Killea, and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote all of the common stock of the Company held in the undersigned’s name on its books as of February 29, 2008, at the Annual Meeting of Shareholders to be held at the Company’s offices located at 6805 Perimeter Drive, Dublin, Ohio 43016 at 2:00 p.m. on Tuesday, May 6, 2008 or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated March 14, 2008, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxyholders will vote for election of a substitute nominee proposed by management.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR Proposals 1, 2 and 3. Should any other matter requiring a vote of the shareholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(IMPORTANT: Please sign and date on reverse)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

USING THE ENCLOSED ENVELOPE.

You can now access your PACER INTERNATIONAL, INC. account online.

Access your Pacer International, Inc. shareholder account online via Investor ServiceDirect® (ISD).

LaSalle, N.A., Transfer Agent for Pacer International, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.lasalleshareholderservices.com

****TRY IT OUT****

www.lasalleshareholderservices.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

PACER INTERNATIONAL, INC.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.			THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
1. Election of Directors:			2. Ratification of the Appointment of Independent Registered Public Accounting Firm.	FOR	AGAINST	ABSTAIN
Nominees: 01 J. Douglass Coates 02 Robert S. Rennard 03 Robert F. Starzel	FOR	WITHHELD FOR ALL		☐	☐	☐
	☐	☐	3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) below.)

☐	I plan to attend the meeting

Signature	Signature	Date	, 2008
Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign the full corporate name by duly authorized officer and affix corporate seal. A partnership should sign the full partnership name by a duly authorized person. When signing as an attorney, executor, administrator or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/pacr		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.